UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AngioDynamics, Inc.
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14 Plaza Drive
Latham, New York 12110
(518) 798-1215

September 5, 2019
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of AngioDynamics, Inc. to be held on Tuesday, October 15, 2019 at 12:00 p.m., local time, at the Saratoga Arms Hotel, 497 Broadway, Saratoga Springs, NY 12866.
At this year’s Annual Meeting you will be asked to:

(i)	consider and vote upon a proposal to elect three Class I directors, for a term of three years;
(ii)	consider and vote upon a proposal to ratify the appointment of AngioDynamics’ independent registered public accounting firm for the fiscal year ended May 31, 2020;
(iii)	consider and vote upon a “Say-on-Pay” advisory vote on the approval of the compensation of AngioDynamics’ named executive officers; and
(iv)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

As we did last year, we are pleased to furnish proxy materials to our shareholders over the internet. Instead of mailing printed copies to each shareholder, we are mailing a Notice Regarding Internet Availability which contains instructions on how to access your proxy materials; how each shareholder can receive a paper copy of proxy materials, including this Proxy Statement, our annual report on Form 10-K for the fiscal year ended May 31, 2019 and a form of proxy card; and how to access your proxy card to vote through the internet or by telephone. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting.

The Board of Directors unanimously believes that the election of its nominees for directors, the ratification of the appointment of AngioDynamics’ independent registered public accounting firm and the approval (on an advisory basis) of the compensation of its named executive officers are in the best interests of AngioDynamics and its shareholders, and, accordingly, recommends a vote “FOR” each proposal.

In addition to the business to be transacted as described above, management will address shareholders with respect to AngioDynamics’ developments over the past year and respond to comments and questions of general interest to shareholders.

Your vote is important and whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the internet. If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. Voting by proxy will ensure your shares are represented at the Annual Meeting. As a result of changes in applicable law, banks and brokers can no longer exercise discretionary voting in uncontested elections of directors. If you are not a shareholder of record, please follow the instructions provided by the shareholder of record (your bank or broker) so that your shares are voted at the meeting on all matters.

Sincerely,

James C. Clemmer
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 5, 2019
The 2019 Annual Meeting of Shareholders of AngioDynamics, Inc. will be held at the Saratoga Arms Hotel, 497 Broadway, Saratoga Springs, NY 12866, on Tuesday, October 15, 2019 at 12:00 p.m., local time, for the following purposes:
1. to vote upon a proposal to elect three Class I directors, for a term of three years;
2. to ratify the appointment of AngioDynamics’ independent registered public accounting firm for the fiscal year  ended May 31, 2020;
3. to vote upon a “Say-on-Pay” advisory vote on the approval of the compensation of AngioDynamics’ named  executive officers; and
4. to transact such other business as may properly come before the meeting or any adjournment or postponement  thereof.
Only shareholders who held shares at the close of business on Thursday, August 22, 2019, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.
It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the internet or by telephone. Please see the instructions below under the heading “How do I vote my shares without attending the meeting?”.
The Annual Meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

By Order of the Board of Directors,
Stephen A. Trowbridge, Senior Vice President, General Counsel and Associate Secretary

Latham, New York

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on October 15, 2019.
Our Proxy Statement for the 2019 Annual Meeting of Shareholders, the proxy card, and annual report on Form 10-K for our fiscal year ended May 31, 2019 are available on the following website: www.proxyvote.com. To view materials via the internet, please follow the instructions set forth on the Notice Regarding Internet Availability mailed on or about September 5, 2019 to all shareholders of record on August 22, 2019.

ANGIODYNAMICS, INC.
14 Plaza Drive
Latham, New York 12110

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF ANGIODYNAMICS, INC.
October 15, 2019

INTRODUCTION
We are furnishing this proxy statement to the shareholders of AngioDynamics, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at our 2019 Annual Meeting of Shareholders referred to in the attached notice and at any adjournments of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Saratoga Arms Hotel, 497 Broadway, Saratoga Springs, NY 12866, on Tuesday, October 15, 2019 at 12:00 p.m., local time, or at any adjournment or postponement thereof. Only shareholders who held shares at the close of business on Thursday, August 22, 2019 are entitled to notice of and to vote at the meeting, or at any adjournments or postponements thereof. We expect to mail this proxy statement and the accompanying proxy card or voting instruction form beginning on September 5, 2019 to each shareholder entitled to vote at the Annual Meeting.
When used in this proxy statement, the terms “we,” “us,” “our,” “the Company” and “AngioDynamics” refer to AngioDynamics, Inc. The terms “Board of Directors” and “Board” refer to the Board of Directors of AngioDynamics, Inc. Our principal executive offices are located at 14 Plaza Drive, Latham, New York 12110.
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
At the Annual Meeting, we will ask holders of our common stock to consider and vote upon the following items:
1. Election of Directors
The election of three Class I directors, namely, Kevin J. Gould, Dennis S. Meteny and Michael E. Tarnoff, MD. If elected, these Class I directors will serve until the 2022 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
2. Ratification of Appointment of Independent Registered Public Accounting Firm
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2020.
3. Advisory Vote on the Compensation of our Named Executive Officers
A “Say-on-Pay” advisory vote on the approval of the compensation of our named executive officers.
How can I receive proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of proxy materials to each shareholder. On or about September 5, 2019, we began mailing to our shareholders a “Notice of Internet Availability of Proxy Materials” (sometimes referred to herein as the “Notice”) containing instructions on how to access this proxy statement, the accompanying notice of Annual Meeting and our annual report for the fiscal year ended May 31, 2019 online. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet.
Finally, you can receive a copy of our proxy materials by following the instructions contained in the Notice regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made through the internet at http://www.proxyvote.com, by telephone at

1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com by sending a blank e-mail with your control number in the subject line.
Who is entitled to vote?
Shareholders of record at the close of business on August 22, 2019, the record date for the Annual Meeting, are entitled to receive this proxy statement and to vote at the meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were 37,446,508 outstanding shares of our common stock entitled to notice of, and to vote at, the Annual Meeting. Holders of our common stock have one vote per share on each matter to be acted upon. A list of the shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, for any purpose germane to the meeting. Interested parties should contact our General Counsel between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 14 Plaza Drive, Latham, New York 12110.
How do I vote my shares without attending the meeting?
If you are a shareholder of record as of the record date for the Annual Meeting, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In most circumstances, you may vote:
By Internet or Telephone - If you have internet or telephone access, you may submit your proxy by following the voting instructions in the Notice of Annual Meeting no later than 11:59 p.m., New York City Time, on October 14, 2019. If you vote by internet or telephone, you need not return your proxy card.
By Mail - If you received a paper copy of this proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, or attorney or an officer of a corporation), you should indicate your name and title or capacity.

How do I vote my shares in person at the meeting?
If you are a shareholder of record and prefer to vote your shares at the meeting, bring the accompanying proxy card (if you received a paper copy of the proxy statement) and proof of identification. You may vote shares held in street name only if you obtain a “legal” proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.
Even if you plan to attend the meeting in person, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you are unable to attend.
How do I gain admission to the meeting?
If you wish to attend the Annual Meeting and you are a record holder, you must bring valid state or federal identification or a passport to register before entering the meeting. All invited guests will need valid identification in order to enter the meeting. If you hold shares through an intermediary, such as a bank, broker, trustee or other nominee, and you plan to attend the Annual Meeting, you must bring proof of share ownership, such as a recent bank or brokerage firm account statement or a letter from the bank, broker, trustee or other nominee holding your shares, confirming your ownership in order to gain entrance to the meeting.
What does it mean if I receive more than one proxy card or Notice?
If you receive more than one proxy card or Notice, it generally means that you hold shares registered in more than one account. If you received a paper copy of this proxy statement and you vote by mail, you should sign and return each proxy card. Alternatively, if you vote by internet or telephone, you should vote once for each proxy card and/or Notice you receive. If you have received more than one Notice, you should vote once for each Notice that you receive.
May I change my vote?
Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy, prior to the Annual Meeting, by:

•Sending a written statement to that effect to AngioDynamics’ Senior Vice President and General Counsel at AngioDynamics Corporate headquarters at 14 Plaza Drive, Latham New York, 12110;
•Voting by internet or telephone at a later time;
•Submitting a properly signed proxy card with a later date; or

•Voting in person at the Annual Meeting and by filing a written notice of termination of the prior appointment of a proxy with AngioDynamics, or by filing a new written appointment of a proxy with AngioDynamics (unless you are a beneficial owner without a legal proxy, as described below).
Please note, however, that if a shareholder’s shares are held of record by a bank, broker, trustee or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter or “legal proxy” from the bank, broker, trustee or other nominee, confirming the shareholder’s beneficial ownership of the shares.
What constitutes a quorum?
A majority of the outstanding shares of common stock present in person or by proxy is required to constitute a quorum at the Annual Meeting. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and broker “non-votes” (proxies from banks, brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the banks, brokers or nominees do not have discretionary power) will be treated as shares that are present.

How does the Board recommend that I vote?
The Board of Directors recommends that you vote your shares:
“FOR” the election of the Class I directors who have been nominated by the Board of Directors;
“FOR” the ratification of the appointment of Deloitte & Touche LLP as AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2020;
“FOR” the approval (on an advisory basis) of the compensation of our named executive officers; and
with respect to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting. We do not expect that any matter other than as described in this proxy statement will be brought before the Annual Meeting.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you indicate when voting over the internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxies will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Street Name Holders. If you hold your shares in “street name” (that is, through a bank, broker, trustee or other nominee) and do not provide specific voting instructions, then, under the rules of The Nasdaq Stock Market, the bank, broker, trustee or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If you do not provide voting instructions on non-routine matters, your shares will not be voted by your bank, broker or other nominee. As a result, your bank, broker, trustee or other nominee may not vote your shares without receipt of a voting instruction form with respect to Proposal 1 and Proposal 3, because each proposal is a non-routine matter, but may vote your shares without your instructions with respect to Proposal 2 (ratification of appointment of independent registered public accounting firm) because this matter is considered routine.
What is the voting requirement to approve each proposal?
Under Delaware law and AngioDynamics’ Amended and Restated Certificate of Incorporation and By-Laws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. On May 29, 2018, we amended our Corporate Governance Principles to provide that, in the case of an uncontested election of directors, a director nominee who does not receive votes cast "for" his or her election or re-election in excess of 50% of the number of votes cast with respect to such nominee's election or re-election (a "Majority Vote"), shall tender his or her resignation to the Board of Directors, with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board of Directors in accordance with our Corporate Governance Principles. If a nominee fails to receive a Majority Vote, the Company's Nominating, Compliance and Corporate Governance Committee, or another duly authorized committee of the Board of Directors, will consider whether to accept the nominee's resignation and will submit a recommendation for prompt consideration by the Board of Directors. The Board of Directors shall then act on the resignation, taking into account such committee's recommendation, within ninety (90) days following certification of the shareholder vote.

For the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2020 (Proposal 2), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.
For the “Say-on-Pay” advisory vote (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will reflect the advice of the shareholders. The approval, on an advisory basis, of the compensation paid to our named executive officers, also known as a “Say on Pay” vote, is an advisory vote mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This means that while we ask shareholders to approve the compensation paid to our named executive officers, it is not an action that requires shareholder approval, and shareholders are not voting to approve or disapprove the Board’s recommendation with respect to this proposal. The "Say-on-Pay" vote is an advisory vote and is non-binding on the Board, although the Board and the Compensation Committee welcome the input of shareholders on the Company’s compensation policies and will take the advisory vote into account in making determinations concerning executive compensation.
A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum present. Accordingly, an abstention will have the effect of a negative vote on Proposal 2 and Proposal 3, but will have no effect on the election of directors or determining whether a Majority Vote has been achieved.
What is a broker non-vote?
If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). Shares constituting broker non-votes are not counted or deemed to be present in person or by proxy for the purpose of voting on a non-routine matter at the Annual Meeting and, therefore, will not be counted for the purpose of determining whether shareholders have approved the election of directors in Proposal 1 or the “Say-on-Pay” advisory vote in Proposal 3, because such proposals are considered non-routine matters. If you do not provide voting instructions to your broker, your broker only will have discretion to vote your shares on Proposal 2, because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter. Broker non-votes are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
How can I find voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and, within four business days following the date of the Annual Meeting, we will file a Current Report on Form 8-K with the SEC indicating final voting results.
Who bears the cost of soliciting proxies?
The cost of solicitation of proxies being solicited on behalf of the Board of Directors will be borne by us. In addition to the use of the mail and the internet, proxy solicitation may be made by telephone, facsimile and personal interview by our officers, directors and employees.

PROPOSAL 1-ELECTION OF DIRECTORS
Nominees
Our Board of Directors currently consists of nine directors. The Board is classified into three classes, each of which has a staggered three-year term. At the Annual Meeting, our shareholders will be asked to elect three Class I directors, namely, Kevin J. Gould, Dennis S. Meteny and Michael E. Tarnoff, MD. If elected, Messrs. Gould, Meteny and Tarnoff will hold office until the Annual Meeting of Shareholders to be held in 2022 and until his successor is duly elected and qualified. The Class II directors and Class III directors will continue in office during the terms indicated below. Unless otherwise specified, all proxies received will be voted in favor of the election of the nominee named below as a director of AngioDynamics. Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. On May 29, 2018, we amended our Corporate Governance Principles to provide that, in the case of an uncontested election of directors, a director nominee who does not receive a Majority Vote shall tender his or her resignation to the Board of Directors, with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board of Directors in accordance with our Corporate Governance Principles. If a nominee fails to receive a Majority Vote, the Company’s Nominating and Corporate Governance Committee, or another duly authorized committee of the Board of Directors, will consider whether to accept the nominee’s resignation and will submit a recommendation for prompt consideration by the Board of Directors. The Board of Directors shall then act on the resignation, taking into account such committee’s recommendation, within ninety (90) days following certification of the shareholder vote.
The current term of each of Kevin J. Gould and Dennis S. Meteny expires at the Annual Meeting and when his successor is duly elected and qualified. On September 4, 2019, Michael E. Tarnoff, MD was nominated for election to our Board of Directors. Messrs. Gould, Meteny and Tarnoff have each consented to be named as a nominee and, if elected, to serve as a Director. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. Should any of the nominees not remain a candidate for election at the date of the Annual Meeting, proxies may be voted for substitute nominees selected by the Board of Directors.
The current term of Jeffrey G. Gold expires at the Annual Meeting and when his successor is duly elected and qualified. On August 13, 2019, Mr. Gold notified the Board that he intends to retire from the Board, effective upon the occurrence of the Annual Meeting, and will not stand for reelection at the Annual Meeting.
As of August 30, 2019, the following Directors served on the following committees:

				Committee Memberships
Name	Age	Director Since	Independent	B	AC	CC	NCCG
Eileen O. Auen	56	2016	Y	M		C
Howard W. Donnelly	58	2004	Y	C
Jeffrey G. Gold	71	1997	Y	M	M	M
Kevin J. Gould	65	2010	Y	M		M	M
Wesley E. Johnson, Jr.	61	2007	Y	M	M		C
Karen A. Licitra	59	2019	Y	M		M
Dennis S. Meteny	66	2004	Y	M	C
Jan Stern Reed	59	2016	Y	M	M		M
James C. Clemmer	55	2016	N	M

AC	Audit Committee	B	Board of Directors
CC	Compensation Committee	C	Chair
NCCGC	Nominating, Compliance and Corporate Governance Committee	M	Member

Set forth below are the names, principal occupations and director positions on public companies, in each case, for the past five years, ages of the directors and nominee, and information relating to other positions held by them with us and other companies. Additionally, there is a brief discussion of each director’s and nominee’s experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director. There are no family relationships between or among any of the directors, executive officers and nominees for director.

Class I Directors (Term expiring at the 2019 Annual Meeting):

KEVIN J. GOULD	Director since 2010
Former Chief Operating Officer	age 65
Tyco Healthcare
From 1991 to 2007, Mr. Gould held various management positions for the Kendall Company, which later became Tyco Healthcare, a division of Tyco International, Ltd., serving as COO of Tyco Healthcare from 2005 to 2007 and as President, North America, from 2000 to 2005. Tyco Healthcare became a public company in 2007 and is now known as Covidien. Mr. Gould served on the Board of Trustees of St. Elizabeth’s Hospital in Brighton, Massachusetts. Mr. Gould holds a B.A. from St. Anselm’s College in Manchester, New Hampshire and an M.B.A. from Anna Maria College in Paxton, Massachusetts. Mr. Gould is member of our Compensation Committee and our Nominating, Compliance and Corporate Governance Committees. During the fiscal year ended May 31, 2018, Mr. Gould was Chairman of our Compensation Committee.

Director Qualifications: Mr. Gould’s service as COO and President, North America of Tyco Healthcare provides our Board with valuable business, leadership and management experience, particularly with respect to the numerous operational, financial, business and strategic issues faced by a growing, diversified medical device company.

DENNIS S. METENY	Director since 2004
Director	age 66
Blue Water Growth LLC
Since January 2014, Mr. Meteny has been a director of Blue Water Growth LLC, a global business consulting firm with services including mergers and acquisitions, private capital solutions, product distribution, outsourcing, and a wide variety of business advisory services for its Western and Asian clients. From 2006 to January 2014, Mr. Meteny was President and Chief Executive Officer of Cygnus Manufacturing Company LLC, a privately held manufacturer of medical devices, health and safety components, and high precision transportation, aerospace and industrial products. From 2003 to 2006, Mr. Meteny was an Executive-in-Residence at the Pittsburgh Life Sciences Greenhouse, a strategic economic development initiative of the University of Pittsburgh Health System, Carnegie Mellon University, the University of Pittsburgh, the State of Pennsylvania and local foundations. From 2001 to 2003, he was President and Chief Operating Officer of TissueInformatics, Inc., a privately held company engaged in the medical imaging business. From 2000 to 2001, Mr. Meteny was a business consultant to various technology companies. Prior to that, Mr. Meteny spent 15 years in several executive-level positions, including as President and Chief Executive Officer, from 1994 to 1999, of Respironics, Inc. a cardio-pulmonary medical device company. Mr. Meteny holds a B.S. Degree in Accounting from The Pennsylvania State University and an MBA from the University of Pittsburgh. Mr. Meteny is the Chairman of our Audit Committee.

Director Qualifications: Mr. Meteny’s service as CFO, COO and CEO of Respironics, COO of TissueInformatics and CEO of Cygnus Manufacturing Company, provides our Board with valuable business, leadership and management experience, including leading a large, diverse healthcare company, giving him a keen understanding of the numerous operational and strategic issues facing a diversified medical device company such as AngioDynamics. In addition, as noted above, Mr. Meteny is the Chairman of our Audit Committee and is designated as a “financial expert” as a result of his extensive financial and accounting background with Ernst & Young and his position as CFO of Respironics.

MICHAEL E. TARNOFF, MD	Nominee
Chair, Department of Surgery and Surgeon-in-Chief	age 50
Tufts Medical Center
Since June 2019, Dr. Tarnoff has been Chair of the Department of Surgery and Surgeon-in-Chief at Tufts Medical Center and Tufts University School of Medicine in Boston, Massachusetts. Dr. Tarnoff has been a surgeon at Tufts since 2001. Dr. Tarnoff was Chief Medical Officer at Medtronic from January 2015 through August 2019. From 2008 until its acquisition by Medtronic in 2015, Dr. Tarnoff served as the Chief Medical Officer and Senior Vice President for Medical Affairs at Covidien plc. Dr. Tarnoff received a BA in psychology from Washington University in St Louis, and received an MD from and completed his residency in General Surgery at the University and Medicine and Dentistry of New Jersey. Dr. Tarnoff also completed a fellowship in Advanced Minimally Invasive Surgery at the Cleveland Clinic in Cleveland, Ohio.

Director Qualifications: Through his extensive experience as a surgeon and his roles in hospital administration, Dr. Tarnoff provides the Board of Directors with deep, expert knowledge in patient care and the United States health care system.

Recommendation of the Board of Directors
The Board of Directors recommends a vote “FOR” the election of the nominee.

Other Directors
The following Class II and Class III directors will continue on the Board of Directors for the terms indicated:
Class II Directors (Term expiring at the 2020 Annual Meeting):

EILEEN O. AUEN	Director since 2016
Former Executive Chairman	age 56
Helios
Ms. Auen most recently served as Executive Chairman of Helios, a $1 billion healthcare services firm formed by the merger of PMSI and Progressive Medical in 2013. Prior roles include Chairman and Chief Executive Officer of PMSI, Head of Healthcare Management at Aetna, and Chief Executive Officer of APS Healthcare. She currently provides consulting services to the healthcare industry through Deep Run Consulting, a firm she founded. Ms. Auen earned a bachelor’s degree in Economics and Finance from Towson University, and an M.B.A. from the University of Virginia School of Business. Ms. Auen currently serves as the Lead Director for ICF International (NASDAQ:ICFI). She also serves as a member of the Board of Directors for Medstar Union Memorial Hospital and Tufts Health Plan. Ms. Auen is the Chairperson of our Compensation Committee. During the fiscal year ended May 31, 2018, Ms. Auen was a member of our Compensation Committee.

Director Qualifications: Ms. Auen’s extensive experience in the health care industry, including at PMSI, Aetna, APS Healthcare and Tufts Health Plan, provides the Company with significant management experience in the areas of finance, accounting, business operations, management, risk oversight, executive decision making and corporate governance. In addition, Ms. Auen's experience in the healthcare payment environment provides reliable perspectives to our board.

JAMES C. CLEMMER	Director since 2016
President and Chief Executive Officer	age 55
AngioDynamics, Inc.
Mr. Clemmer joined AngioDynamics in April 2016 as our President and CEO. Prior to joining AngioDynamics, Mr. Clemmer served as President of the Medical Supplies segment at Covidien plc from September 2006 to January 2015. In this role, Mr. Clemmer directed the strategic and day-to-day operations for global business divisions that collectively manufactured 23 different product categories. In addition, he managed global manufacturing, research and development, operational excellence, business development and all other functions associated with the Medical Supplies business. Prior to his role at Covidien, Mr. Clemmer served as Group President at Kendall Healthcare from July 2004 to September 2006, where he managed the US business across five divisions and built the strategic plan for the Medical Supplies segment before it was spun off from Tyco. Mr. Clemmer served as interim president at the Massachusetts College of Liberal Arts from August 2015 until March 1, 2016. Mr. Clemmer is a graduate of the Massachusetts College of Liberal Arts. Mr. Clemmer is a member of the board of directors of Lantheus Medical Imaging.

Director Qualifications: Through his position as our CEO and his tenure at Covidien, Mr. Clemmer brings leadership, extensive executive and operational experience, strategic expertise and a deep knowledge of the medical device industry to the Board. Mr. Clemmer’s service as a Director and CEO of AngioDynamics creates a critical link between management and the Board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

HOWARD W. DONNELLY	Director since 2004
President and CEO	age 58
BlueFin Medical, LLC
Since 2017, Mr. Donnelly has been President and CEO of Bluefin Medical, a spin off of Concert Medical, LLC. BlueFin Medical is a company focused on the regional anesthesia market. From 2005 to March 2018, Mr. Donnelly was President of Concert Medical LLC, a manufacturer of interventional medical devices. Concert Medical was acquired by Theragenics in March 2018. From 2010 to 2016, Mr. Donnelly was President and CEO of HydroCision Inc., a company focused on spine surgery and the pain management market. Mr. Donnelly is currently the HydroCision's Chairman of the Board. From 2002 to 2008, Mr. Donnelly was a director and member of the audit, compensation and nominating and governance committees of Vital Signs, Inc. From 1999 to 2002, he was President of Level 1, Inc., a medical device manufacturer and subsidiary of Smiths Group. From 1990 to 1999, Mr. Donnelly was employed at Pfizer, Inc., with his last position as Vice President, Business Planning and Development for Pfizer’s Medical Technology Group from 1997 to 1999. Mr. Donnelly holds a B.S. and an M.B.A. from Bryant College.

Director Qualifications: Mr. Donnelly brings extensive industry experience as a result of his tenures at Pfizer, Level 1, Concert Medical and HydroCision. Mr. Donnelly provides the Board with valuable business, leadership and management insight, particularly in the areas of manufacturing and business combinations.

JAN STERN REED	Director since 2016
Former Senior Vice President, General Counsel and Corporate Secretary	age 59
Walgreens Boots Alliance, Inc.
Ms. Reed was most recently Senior Vice President, General Counsel and Corporate Secretary at Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise with annual revenues in excess of $115 billion. Prior to this role, Ms. Reed served as Executive Vice President of Human Resources, General Counsel and Corporate Secretary of Solo Cup Company, and Associate General Counsel, Corporate Secretary and Chief Governance Officer at Baxter International Inc. Ms. Reed earned a Bachelor of Arts degree, with honors, in Psychology from the University of Michigan, and a Juris Doctor from Northwestern University School of Law. Ms. Reed also currently serves as a member of the Board of Directors for Stepan Company (NYSE:SCL). Ms. Reed is a member of our Audit Committee and Nominating, Compliance and Corporate Governance Committee. During the fiscal year ended May 31, 2018, Ms. Reed was a member of our Audit Committee.

Director Qualifications: Ms. Reed provides the Board of Directors with global executive leadership in legal, corporate governance, risk management, health care regulatory and compliance, manufacturing and strategic business matters as well as extensive experience with acquisitions and employee development.

Class III Directors (Term expiring at the 2021 Annual Meeting):

WESLEY E. JOHNSON, JR.	Director since 2007
Chief Executive Officer ("CEO") and Director	age 61
Admittance Technologies, Inc.
Since February 2013, Mr. Johnson has been Chief Executive Officer and Director of Admittance Technologies, Inc., a medical device company. Mr. Johnson is also a director of Minimus Spine, Inc., a private medical device company. From 2003 to 2007, Mr. Johnson served as a member of the board of RITA Medical Systems, Inc. and Chairman of its Audit Committee. From February 2008 to May 2012, Mr. Johnson served as President, CEO and Director of Cardiokinetix, Inc., a developer of medical devices for the treatment of congestive heart failure. From October 2005 to February 2008, Mr. Johnson served as General Manager of Abbott Spine, S.A., a division of Abbott Laboratories. From June 2003 to October 2005, Mr. Johnson served as Division Vice President, Finance for Abbott Spine. From May 1999 to June 2003, he served as Vice President of Operations and Chief Financial Officer for Spinal Concepts. Mr. Johnson holds a B.B.A. in Accounting from Texas A&M University and became a certified public accountant in 1981. Mr. Johnson is chairman of our Nominating, Compliance and Corporate Governance Committee and a member of our Audit Committee.

Director Qualifications: Mr. Johnson’s service as CFO for Spinal Concepts, General Manager of Abbott Spine and CEO of Cardiokinetix provides valuable business, leadership and management experience, particularly with respect to the numerous financial, business and strategic issues faced by a diversified medical device company. In addition, Mr. Johnson's experience with PricewaterhouseCoopers and his positions as a public company CFO of Urologix, Inc. and Orthofix, Inc. (formerly American Medical Electronics, Inc.) provides valuable financial and accounting experience for his position on the Audit Committee.

Karen A. Licitra	Director since 2019
Former Corporate Vice President for Worldwide Government Affairs and Policy	age 59
Johnson and Johnson
Ms. Licitra was appointed to fill a vacancy on our Board of Directors on July 17, 2019. From January 2014 through August 2015, Ms. Licitra served as Corporate Vice President, Worldwide Government Affairs & Policy at Johnson & Johnson, a medical devices, pharmaceutical, and consumer packaged goods manufacturer. From December 2011 to December 2013, Ms. Licitra served as the Worldwide Chairman, Global Medical Solutions at Johnson & Johnson. From July 2002 to November 2011, she served as the Company Group Chairman and Worldwide Franchise Chairman at Ethicon Endo-Surgery, Inc., a Johnson & Johnson medical device company. From January 2001 to June 2002, she served as the President of Ethicon Endo-Surgery. Ms. Licitra currently serves on the board of directors of Si-Bone, Inc., medical device company focusing on a minimally invasive surgical implant system to treat sacroiliac joint dysfunction, and previously served on the board of directors of Novadaq Technologies Inc., a provider of proven comprehensive fluorescence imaging solutions, until the company was acquired by Stryker Corporation in 2017. Ms. Licitra received a B.S. in Commerce from Rider College. Ms. Licitra is a member of our Compensation Committee.

Director Qualifications: Ms. Licitra’s service as an executive in various roles at Johnson and Johnson provides valuable business and industry experience, leadership and insight, particularly with respect to the global, industry and strategic issues faced by a diversified medical device manufacturer.

CORPORATE GOVERNANCE
Director Independence
The listing standards of The Nasdaq Stock Market LLC require that a majority of a listed company’s directors qualify as independent. Our Board of Directors has determined that eight of our nine directors -Mses. Auen, Reed and Licitra, and Messrs. Donnelly, Gold, Gould, Johnson and Meteny-are independent under the Nasdaq listing standards. In addition, our Board of Directors has determined that our nominee, Michael E. Tarnoff, MD, is independent under the Nasdaq listing standards. Under the Nasdaq listing standards, an “independent director” is a director who is not an officer or employee of AngioDynamics or any subsidiary and who does not have any relationship that the Board of Directors believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors reviews the relationships that each director has with our Company on an annual basis and only those directors having no direct or indirect material relationship with our Company and who qualify as independent under the Nasdaq listing standards will be considered independent directors of AngioDynamics.

Communications with the Directors
Shareholders may communicate in writing with any particular director, the independent directors as a group, or the entire Board by sending such written communication to our Secretary at our principal executive offices, 14 Plaza Drive, Latham, New York 12110. Copies of written communications received at such address will be provided to the Board or the relevant director or directors unless such communications are determined by our outside counsel to be inappropriate for submission to the intended recipient(s). However, any communication not so delivered will be made available upon request to any director. Examples of shareholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, résumés and other forms of job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.
Policy on Director Attendance at Annual Meetings
All Board members are encouraged to attend our Annual Meetings of shareholders absent an emergency or other unforeseen circumstance. All of our directors who were currently in office attended our 2018 Annual Meeting of Shareholders.
Compliance Program
Our Board of Directors has adopted a written Code of Business Conduct and Ethics for our Company. Our Code of Business Conduct and Ethics is available at our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Governance Documents-Code of Ethics” caption. All Company officers, employees, and directors are required to comply with our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics covers a number of topics, including conflicts of interest, insider trading, fair dealing, equal employment opportunity and harassment, anti-bribery, and confidential information, as well as requiring adherence to all laws, rules, and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Business Conduct and Ethics to the attention of the Company through management or our legal counsel or by using the Company’s confidential Compliance Hotline. The Company also maintains a Board-approved comprehensive compliance program to ensure our employees comply with applicable laws, rules, regulations, and industry codes when interacting with healthcare professionals.
The Company maintains the Compliance Hotline for the Company employees and third parties to use as a means of raising concerns or seeking advice. The Compliance Hotline is provided by an independent third-party and is available worldwide. Individuals using the Compliance Hotline may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation. All Compliance Hotline inquiries are forwarded to the Company’s Corporate Compliance Officer and Director of Internal Audit for investigation. The Audit Committee is informed of any matters reported to the Company’s Corporate Compliance Officer and Director of Internal Audit, whether through the Compliance Hotline, management, or otherwise, involving accounting, internal control, or auditing matters. Matters reported to the Company’s Corporate Compliance Officer and Director of Internal Audit, whether through the Compliance Hotline, management, or otherwise, involving, among other things, compliance with laws, employee health and safety, employment, and interactions with health care professionals, are reported to the Nominating, Compliance, and Corporate Governance Committee.

Board of Directors Leadership Structure
Howard W. Donnelly is our independent, non-executive Chairman of the Board of Directors, and James C. Clemmer is our Chief Executive Officer. We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the Board. We also believe that separation of the positions reinforces the independence of the Board in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders.
Risk Oversight
Our Board of Directors monitors management’s enterprise-wide approach to risk management. The full Board of Directors’ role in discussing and developing our business strategy is a key part of its understanding of the risks the Company faces and what steps management is taking to manage those risks. The Board of Directors regularly assesses management’s appetite for risk and helps guide management in determining what constitutes an appropriate level of risk for the Company.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee reviews management’s enterprise risk assessment, which focuses on four primary areas of risk: Strategic; Financial; Operational and Legal/Compliance. In addition, the Audit Committee focuses on financial risks, including internal controls. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. The Nominating, Compliance, and Corporate Governance Committee focuses on significant legal and regulatory compliance matters, including compliance with laws, employment matters, and interactions with health care professionals.

MEETINGS AND BOARD COMMITTEES
Committees of the Board
During our fiscal year ended May 31, 2019, our Board of Directors had three standing committees, the members of which have been elected by the Board: the Audit Committee; the Compensation Committee; and the Nominating, Compliance and Corporate Governance Committee. Each committee is composed entirely of independent directors and the Chairman and members of each committee are appointed annually by the Board. Each committee is authorized to retain its own outside counsel and other advisors as it desires, subject to, for the Nominating, Compliance and Corporate Governance Committee a $100,000 annual limitation on fees and expenses for such counsel and advisors without the full Board’s prior consent.
Each committee has adopted a written charter, and a brief summary of each committee’s responsibilities follows.
Audit Committee and Audit Committee Financial Expert
The Audit Committee assists our Board of Directors in its oversight of:
•the integrity of our financial statements, financial reporting process, system of internal controls over financial reporting, and audit process;
•our compliance with, and process for monitoring compliance with, legal and regulatory requirements, in coordination with the Nominating, Compliance, and Corporate Governance Committee;
•our independent registered public accounting firm’s qualifications and independence; and
•the performance of our independent registered public accounting firm.

In addition, our Audit Committee provides an open avenue of communication between the independent registered public accounting firm and the Board.
The authority and responsibilities of the Audit Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters-Audit Committee” caption. The information on our website is not a part of this proxy statement.
During our fiscal year ended May 31, 2019, the members of the Audit Committee were Dennis S. Meteny, Jeffrey G. Gold, Wesley E. Johnson, Jr., and Jan Stern Reed, each of whom has been determined by our Board to be independent under the Nasdaq listing standards. The Board has also determined that each member of the Audit Committee is financially literate in accordance with the Nasdaq listing standards and that Mr. Meteny, who serves as the chair of the Audit Committee, is an “audit committee financial expert,” as defined under SEC rules. The Audit Committee met eight times during our fiscal year ended May 31, 2019. All of such meetings were attended, either in person or telephonically, by all of the members of the Audit Committee. The Audit Committee did not take action by unanimous written consent during the fiscal year ended May 31, 2019.
The report of the Audit Committee begins on page 40 of this proxy statement.
Compensation Committee
The Compensation Committee is responsible for:
•developing and evaluating potential candidates for executive positions;
•reviewing and recommending to the Board each year the objectives that will be the basis for the payment of the annual incentive compensation to the CEO;
•reviewing and recommending to the full Board the compensation for the CEO;
•reviewing our CEO’s performance annually in light of the Compensation Committee’s established goals and objectives;
•reviewing and approving the evaluation process, compensation structure and payouts for our other executive officers annually and overseeing the CEO’s decisions concerning the performance and compensation of our other executive officers; and
•reviewing and administering our incentive compensation and other stock-based plans and recommending changes in such plans to the Board, as needed.
The authority and responsibilities of the Compensation Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters-Compensation Committee” caption. The information on our website is not a part of this proxy statement. The Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee, but did not do so during our fiscal year ended May 31, 2019.

During our fiscal year ended May 31, 2019, the members of the Compensation Committee were Kevin J. Gould, Eileen O. Auen, Steven R. LaPorte (through October 10, 2018) and Jeffery G. Gold, each of whom has been determined by our Board of Directors to be independent under the Nasdaq listing standards. Mr. Gould served as chair of the Compensation Committee until July 18, 2018, when Ms. Auen became the Chair of our Compensation Committee. In addition, Mr. Gold joined the Compensation Committee on July 18, 2018. The Compensation Committee met five times during our fiscal year ended May 31, 2019. All of such meetings were attended, either in person or telephonically, by all of the members of the Compensation Committee. The Compensation Committee took action by written consent on two occasions during the fiscal year ended May 31, 2019.
Compensation Committee Interlocks and Insider Participation
During fiscal 2019, as of the date of this proxy statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation Committee or Board of Directors of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.
Nominating, Compliance and Corporate Governance Committee
The Nominating, Compliance and Corporate Governance Committee is responsible for:
•assisting the Board in identifying individuals qualified to serve as directors of our Company and on committees of the Board and assessing the background and qualifications of director candidates;
•advising the Board with respect to Board composition, procedures and committees;
•developing and recommending to the Board a set of corporate governance principles applicable to our Company, including principles for determining the form and amount of director compensation;
•overseeing the evaluation of the Board; and
•overseeing the Company’s compliance with, and process for monitoring compliance with, legal and regulatory requirements, in coordination with the Audit Committee.
The Nominating, Compliance and Corporate Governance Committee’s guidelines for selecting nominees to serve on the Board are set forth in its charter and summarized below.
The Nominating, Compliance and Corporate Governance Committee may apply several criteria in selecting and assessing nominees. At a minimum, the Committee will consider:
•whether each such nominee has demonstrated, by significant accomplishment in the nominee’s field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of our Company; and
•the nominee’s reputation for honesty and ethical conduct in the nominee’s personal and professional activities.
Additional factors that the Committee shall take into account are set forth in its charter, and include, for example, the relevance of a candidate’s specific experiences, skills, industry background and knowledge to the business and objectives of our Company; a candidate’s potential contribution to the diversity of the Board (including gender, race and ethnicity); a candidate’s personal and professional integrity, character and business judgment; a candidate’s time availability in light of other commitments; any potential conflicts of interest involving a candidate; and any other factors or qualities that the Committee believes will enhance the Board’s ability to effectively manage and direct our Company’s affairs and business, including, where applicable, the ability of Board committees to perform their duties or satisfy any independence requirements under the Nasdaq listing standards or otherwise. In identifying director candidates, the Committee also considers the composition of the Board as a whole, with the goal of achieving a balance of the above-listed criteria across the entire Board and a mix of management and independent directors, while also filling the need for particular skill sets, such as those required of the Audit Committee.
The Nominating, Compliance and Corporate Governance Committee will identify nominees by first evaluating the current members of our Board of Directors whose terms are expiring and who are willing to continue in service. In doing so, the Committee will balance the skills and experience of such current directors, as well as the value of continuity of their service, with that of obtaining new perspectives for the Board.
For new nominees, the Committee will identify potential candidates based on input from members of the Board and management and, if the Committee deems it appropriate, from one or more third-party search firms. The Committee will seek new qualified director candidates from, among other areas, the traditional corporate/business environment, healthcare providers and other professional fields and governmental and regulatory agencies that are relevant to our Company’s business and objectives. The Committee will seek to include qualified and diverse director candidates, including women and individuals from minority groups, in the pool from which nominees are selected. In this regard, the Committee and the Board believe that a diverse Board can lead to improved company performance by encouraging new ideas, expanding the knowledge base available to the Board and management and fostering a boardroom environment and culture that promotes new perspectives, innovation and deliberation.
Once a person has been identified by the Committee as a potential candidate, the Committee will assess, based on publicly available information regarding the person, whether the candidate should be considered further. If the Committee determines that the candidate warrants further consideration and the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate. If the candidate appears qualified, committee members may also contact references provided by the candidate or other persons with first-hand knowledge of the candidate’s experience and accomplishments. Additionally, candidates may be requested to meet with some or all of the other members of the Board of Directors. Using the input from these interviews and the other information it has obtained, the Committee will determine whether it should recommend that the Board nominate, or elect to fill a vacancy with, a final prospective candidate. The Committee’s evaluation process is the same for candidates recommended by shareholders.
The authority and responsibilities of the Nominating, Compliance and Corporate Governance Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters-Nominating, Compliance & Corporate Governance Committee” caption. The information on our website is not a part of this proxy statement.
During our fiscal year ended May 31, 2019, the members of the Nominating, Compliance and Corporate Governance Committee were Wesley E. Johnson, Jr. and, through July 18, 2018, Jeffrey G. Gold, and through October 10, 2018, Steven R. LaPorte. In addition, on July 18, 2018, Ms. Reed and Kevin J. Gould joined the Committee. Each director who served on the Nominating, Compliance and Corporate Governance Committee has been determined by our Board of Directors to be independent under the Nasdaq listing standards. Mr. Johnson serves as the Chair of the Committee. The Nominating, Compliance and Corporate Governance Committee met seven times during the fiscal year ended May 31, 2019. All of such meetings were attended, either in person or telephonically, by all of the members of the Nominating, Compliance and Corporate Governance Committee. The Nominating, Compliance and Corporate Governance Committee did not take action by unanimous written consent during the fiscal year ended May 31, 2019.
Recommendations by Shareholders of Director Nominees
Shareholders may recommend individuals to the Nominating, Compliance and Corporate Governance Committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the Nominating, Compliance and Corporate Governance Committee, c/o AngioDynamics, Inc., 14 Plaza Drive, Latham, New York 12110 at least 90 days but no more than 120 days prior to the anniversary date of the previous year’s Annual Meeting. Assuming that the appropriate information has been timely provided, the Committee will consider these candidates in the same manner as it considers other Board candidates it identifies. Our shareholders also have the right to nominate director candidates without any action on the part of the Nominating, Compliance and Corporate Governance Committee or our Board of Directors by following the advance notice provisions of our by-laws as described under “Nomination of Directors.”
Meetings of the Board and Committees
Our Board of Directors held 14 meetings, either in person or by telephone, and took action by unanimous written consent one time during our fiscal year ended May 31, 2019. Each incumbent director attended more than 75% of the meetings of the Board and of each committee of which he or she was a member that were held during the period in which he or she was a director or committee member.

OWNERSHIP OF SECURITIES
The following table sets forth the AngioDynamics common stock beneficially owned by each of our directors, each of our named executive officers, all of our directors and executive officers as a group and each person known by us to beneficially own more than 5% of our common stock as of September 3, 2019. Except as otherwise noted, each individual director or named executive officer had sole voting and investment power with respect to the AngioDynamics common stock. As of September 3, 2019, there were 37,446,508 shares of our common stock outstanding. As of September 3, 2019, no director or executive officer beneficially owned more than 1% of the shares of our outstanding common stock. As of September 3, 2019, AngioDynamics’ current directors and executive officers as a group beneficially own 3.60% of the shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Owned as of September 3, 2019(a)	% of Outstanding Shares	Number of Shares Beneficially Owned, Number that May be Acquired Within 60 Days of September 3, 2019
5% Owners
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,918,221 (b)	15.8%	—
Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	3,762,846 (c)	10.0%	—
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX, 78746	3,108,678 (d)	8.3%	—
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,269,691 (e)	6.1%	—
Non-Employee Directors
Eileen O. Auen	26,783	*	12,500
Howard W. Donnelly	93,182	*	24,693
Jeffrey G. Gold	96,054	*	24,693
Kevin J. Gould	79,817	*	24,693
Wesley E. Johnson, Jr.	78,890	*	24,693
Karen A. Licitra	—	*	—
Dennis S. Meteny	100,434	*	24,693
Jan Stern Reed	27,099	*	12,500
Named Executive Officers
James C. Clemmer	326,835	*	258,709
Michael C. Greiner	98,679	*	91,448
Robert A. Simpson	42,213	*	35,351
David D. Helsel	18,913	*	16,416
Stephen A. Trowbridge	100,490	*	65,228
All directors and executive officers as a group (18 persons)(f)	1,347,465	3.60%	825,465
 * Represents less than one percent of the number of shares outstanding at September 3, 2019.

(a)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, although not outstanding, shares of common stock subject to options that are exercisable or will become exercisable within 60 days of September 3, 2019 and restricted stock units that will vest within 60 days of September 3, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person
(b)
Share ownership information based upon a Schedule 13G/A filed by BlackRock, Inc. on January 24, 2019.  According to the Schedule 13G/A, Blackrock, Inc. has sole voting power with respect to 5,827,497 shares and sole dispositive power with respect to 5,918,221 shares.

(c)
Share ownership information based upon a Schedule 13G filed by Victory Capital Management Inc. on June 6, 2019. According to the Schedule 13G, Victory Capital Management Inc. has sole voting power with respect to 3,696,446 shares and sole dispositive power with respect to 3,762,846 shares. According to the Schedule 13G, the clients of Victory Capital Management Inc., including investment companies registered under the Investment Company Act of 1940 and separately managed accounts, have the right to receive or the power to direct the  receipt of dividends from, or the proceeds from the sale of, the class of securities reported herein. No client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such class except the Victory Sycamore Small Company Opportunity Fund an investment company registered under the Investment Company Act of 1940, which has an interest of 8.64% of the class.

(d)
Share ownership information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2019. According to the Schedule 13G/A, Dimensional Fund Advisors serves as investment adviser to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment adviser, neither Dimensional Fund Advisors nor its subsidiaries possess voting and/or investment power over the securities of the Issuers that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional Fund Advisors disclaims beneficial ownership of such securities. To the knowledge of Dimensional Fund Advisors, none of the Funds individually own more than 5% of the outstanding shares of Common Stock. The Funds have sole voting power with respect to 2,997,039 shares and sole dispositive power with respect to 3,108,678 shares.

(e)
Share ownership information is based upon a Schedule 13G/A filed by the Vanguard Group on February 11, 2019. According to the Schedule 13G/A, the Vanguard Group has sole voting power with respect to 36,060 shares, shared voting power with respect to 1,659 shares, sole dispositive power with respect to 2,235,872 shares and shared dispositive power with respect to 33,819 shares. According to the 13G/A, Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 32,160 shares or .08% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. According to the 13 G/A Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,559 shares or .01% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(f)
Includes all of the persons identified as non-employee directors and named executive officers and Mr. Brent Boucher, SVP and GM-Oncology, Mr. Chad Campbell, SVP and GM-Vascular Access, Mr. Benjamin Davis, SVP Business Development, Mr. Warren Nighan, SVP RA/QA, and Ms. Kimberly Seabury, SVP IT. Mr. Boucher owns 18,844 shares of common stock, including 16,103 shares that may be acquired within 60 days of September 3, 2019. Mr. Campbell owns 81,245 shares of common stock, including 73,003 shares that may be acquired within 60 days of September 3, 2019. Mr. Davis owns 79,260 shares of common stock, including 68,537 shares that may be acquired within 60 days of September 3, 2019. Mr. Nighan owns 40,289 shares of common stock, including 34,778 shares that may be acquired within 60 days of September 3, 2019. Ms. Seabury owns 38,438 shares of common stock, including 17,427 shares that may be acquired within 60 days of September 3, 2019.

Equity Compensation Plan Information
The following table sets forth information, as of May 31, 2019, with respect to compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (3)
Equity compensation plans approved by security holders	2,286,108(1)	$17.07	1,792,705
Equity compensation plans not approved by security holders	462,500(4)	$12.14	None
Total	2,748,608	$16.51	1,792,705

(1)	Includes (i) 1,570,313 stock options with a weighted-average exercise price of $17.07, (ii) 427,190 restricted stock units, and (iii) 288,605 performance share units.
(2)	Because there is no exercise price associated with restricted stock units and performance share units, such equity awards are not included in the calculation of the weighted-average exercise price shown here.
(3)	Reflects the number of securities remaining available for future issuance under the AngioDynamics, Inc. 2004 Stock and Incentive Award Plan, as amended.

(4)	Includes (i) 200,000 stock options with a weighted-average exercise price of $12.14, (ii) 12,500 restricted stock units, and (iii) 250,000 performance share awards. On April 1, 2016, the Company entered into an employment agreement with James C. Clemmer to secure his service as President and Chief Executive Officer of the Company. As part of his employment agreement, the Company granted Mr. Clemmer 250,000 performance share awards, 200,000 options at an exercise price of $12.14, and 50,000 restricted stock units (37,500 vested prior to May 31, 2019). The awards were granted as an inducement material to Mr. Clemmer’s entering into employment with the Company, within the meaning of Nasdaq Listing Rule 5635.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Business and Performance Overview
In evaluating the operating performance of our business, management focuses on revenue, gross margin, operating income, earnings per share and cash flow from operations. A summary of these key financial metrics for the year ended May 31, 2019 compared to the year ended May 31, 2018 follows:
Year ended May 31, 2019:
•Revenue increased by 3.4% to $270.6 million
•Gross margin as a percentage of sales increased by 260 bps to 57.6%
•Operating loss decreased by $4.8 million to $9.4 million
•Cash flow from operations decreased by $3.8 million to $37.4 million
Strategic Initiatives to Drive Growth
Throughout the year, we introduced strategic moves designed to streamline our business, improve our overall business operations and position ourselves for growth. Those initiatives included:
•Product development process: The Company continued its robust product development process which is intended to improve the Company’s ability to bring new products to market.
•Value Creation: To create value and drive future growth, the Company plans to practice dispassionate portfolio optimization and continue to focus on areas of compelling unmet needs including those that are patient-centric and evidenced-based. This was evident through the BioSentry and RadiaDyne acquisitions along with the divestiture of the Fluid Management business. In addition, the Company is pursuing targeted global expansion opportunities.

Compensation Philosophy and Objectives
AngioDynamics operates in an extremely competitive industry. Our compensation philosophy is designed to:
•align our executive officers’ compensation with our business objectives and the interests of our shareholders;
•enable us to attract, motivate and retain the level of successful, qualified senior executive leadership talent necessary to achieve our long-term goals; and
•reward performance, company growth and advancement of our long-term strategic initiatives.
AngioDynamics generally sets executive compensation targets for cash and equity-based compensation within a competitive range of the 50th percentile of companies in a predetermined comparable group through a combination of fixed and variable compensation. Our compensation program supports our “pay for performance” philosophy by targeting compensation within a competitive range of the 50th percentile with the opportunity to earn higher percentile actual pay when warranted by performance. Conversely, if performance falls below objectives, the programs are structured such that actual realized pay would vary accordingly.
AngioDynamics views these ranges of compensation targets as a guideline, not a rule, in setting and adjusting our compensation programs. While the Compensation Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the targeted ranges for any individual or for any specific element of compensation. Individual executive compensation may be above or below the stated philosophy based on considerations such as individual performance, experience, history and scope of position, current market conditions and the specific needs of the business at critical points in time.
In addition, our compensation strategy takes into account our financial performance relative to our peer companies including companies that:
•exclusively design, develop, manufacture, and market medical devices;
•market and sell products primarily through a direct sales force;
•are publicly traded on the Nasdaq or NYSE stock exchanges and have at least one published proxy statement;
•have revenues, market value, and an employee size of a minimum of approximately 50% of, and up to approximately 200% of our expected revenues, market size and employee count for the next fiscal year; and
•are generally profitable.

Within this overall philosophy, the Compensation Committee’s objectives are to:
•offer a total compensation package that takes into consideration the compensation practices of similarly situated companies with which we compete for exceptional senior level talent;
•provide annual cash incentive awards relative to attaining certain pre-determined financial metrics, along with completion of individual objectives;
•align financial incentives with shareholders’ interests through significant equity-based incentives to senior management; and
•reward overachievement of goals with programs designed to have significant upside bonus opportunity for participants.
The Compensation Committee
The Compensation Committee is responsible for: (i) assisting the Board in developing and evaluating potential candidates for executive positions; (ii) reviewing and recommending to the Board the corporate goals and objectives with respect to our CEO’s compensation on an annual basis; (iii) reviewing our CEO’s performance annually in light of the Committee’s established goals and objectives and recommending to the full Board the compensation payable to the CEO; (iv) reviewing and approving the evaluation process, compensation structure and payouts for our other named executive officers annually and overseeing the CEO’s decisions concerning the performance and compensation of our other named executive officers; and (v) reviewing and ensuring our incentive compensation and other stock-based plans are administered consistent with the terms of such plans and recommending changes in such plans to the Board, as needed. The authority and responsibilities of the Compensation Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters-Compensation Committee” caption.
Our Board of Directors has determined that all of the directors who were members of the Compensation Committee during our fiscal year ended May 31, 2019, Messrs. Gold, Gould and LaPorte and Ms. Auen are independent under the Nasdaq listing standards. Although the Compensation Committee comprises solely independent directors, it does consider the recommendations, if any, provided by our CEO in determining the appropriate levels of compensation for our named executive officers, other than the CEO.
Named Executive Officers
AngioDynamics’ named executive officers for fiscal 2019 were James C. Clemmer, President and CEO, Michael C. Greiner, Executive Vice President ("EVP") and Chief Financial Officer ("CFO"), David D. Helsel, Senior Vice President ("SVP") of Global Operations and Research and Development ("R&D"), Robert A. Simpson, SVP and General Manager ("GM") - Vascular Interventions and Therapies and Stephen A. Trowbridge, SVP and General Counsel. On May 31, 2019, Mr. Simpson notified the Company that he would leave the Company effective August 31, 2019 in order to pursue other opportunities.
Components of Executive Compensation for Fiscal 2019
The three components of the compensation program for named executive officers are base salary, annual cash incentive compensation and long-term equity-based incentive awards in the form of performance share awards, stock options and restricted stock unit awards. The Compensation Committee administers these components with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual performance. The Compensation Committee’s policy is to establish ranges for base salary, annual cash incentive compensation and equity-based incentives for named executive officer positions, including that of the CEO, with consideration to the amounts paid by similarly-situated companies, which include publicly traded companies of similar structure, revenue, and profitability in the medical device and life sciences industries.
In determining these ranges, the Compensation Committee reviewed information from a compensation survey conducted on our behalf during our fiscal year ended May 31, 2017 by Steven Hall Partners, an independent consulting company engaged by the Compensation Committee to conduct the survey. The Compensation Committee assessed the independence of Steven

Hall Partners and concluded that no conflict of interest exists with respect to their services to the Compensation Committee. The Compensation Committee also approved the list of peers to be used in the analysis.

Accuray Incorporated	DexCom, Inc.	Merit Medical Systems, Inc.
CONMED Corporation	Exactech, Inc.	Natus Medical Incorporated
Cantel Medical Corp.	ICU Medical, Inc.	NxStage Medical, Inc.
Cynosure, Inc.	Masimo Corporation	RTI Surgical, Inc.
The Spectranetics Corporation
The following table depicts the components of target compensation for our CEO and our other named executive officers established by our Compensation Committee for our fiscal year ending May 31, 2019. Each of the components is described in more detail below.

Components of Executive Compensation for Fiscal 2020
During our fiscal year ended May 31, 2019, the Compensation Committee engaged Meridian Compensation Partners as its independent compensation consultant on a go-forward basis. The Committee assessed the independence of Meridian Compensation Partners and concluded that no conflict of interest exists with respect to their services to the Compensation Committee. In order to ensure a comprehensive review in preparing the information analyzed by the Compensation Committee, Meridian took the following steps:

1)	Reassessed the list of peer companies to be used in compensation benchmarking analysis. Meridian focused on publicly-traded medical device companies with revenues of approximately 33% – 300% our current revenue. The result of the analysis was the following updated peer group of 19 companies with our revenue positioned at approximately the median of the group at the time of selection.

ABIOMED, Inc.	Cardiovascular Systems, Inc	Globus Medical Inc.	Nevro Corp.
Accuray Incorporated	CONMED Corporation	K2M Group Holdings, Inc.	NxStage Medical, Inc.
AtriCure, Inc.	CryoLife, Inc.	Lantheus Holdings, Inc.	Orthofix Medical Inc.
Avanos Medical, Inc.	Endologix, Inc.	LeMaitre Vascular, Inc.	Penumbra, Inc.
	Glaukos Corporation	Merit Medical Systems, Inc.	RTI Surgical, Inc.

2)	Compiled information, including analyzing and selecting peer companies, analyzing our historical and current compensation practices and philosophies, and determining comparable positions and job descriptions, with the assistance of the Compensation Committee and other key contributors.
3)	Performed a proxy review using peer group data and other industry specific surveys to analyze base salary, total cash compensation, and long-term incentives paid to executives and summarized its findings in the form of a competitive pay analysis to inform fiscal year 2020 target compensation.
4)
Presented recommendations for comprehensive executive plan strategy and pay structure for the next fiscal year, including base salary levels, design of the annual bonus program, design of long term incentive programs and amount and allocation of short-term and long-term incentive compensation components.

CEO Employment Agreement
On April 1, 2016, AngioDynamics entered into an employment agreement with James C. Clemmer, appointing Mr. Clemmer as President and Chief Executive Officer of the Company, effective April 4, 2016. Pursuant to the employment agreement with Mr. Clemmer, he will serve as the Company’s President and CEO for an initial two-year term, subject to successive one-year extensions unless either party notifies the other in writing not later than March 1 immediately prior to the anniversary of the employment agreement effective date, beginning on March 1, 2018 and each March 1 thereafter. Mr. Clemmer’s employment agreement provides him with an annual base salary ($700,000 in fiscal 2019) and eligibility for an annual bonus with a target level of 100% of his base salary, payable based upon our achievement of pre-determined financial metrics as discussed in further detail below. In addition, pursuant to the agreement, Mr. Clemmer is eligible to receive (i) an executive car allowance of $1,500 per month (less applicable taxes) and (ii) reimbursement for reasonable business expenses incurred during the period of employment subject to the Company’s expense reimbursement policies. Mr. Clemmer is eligible to participate in the benefit and perquisite plans and programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, 401(k) plan and flexible spending plan.
In addition, under his employment agreement, Mr. Clemmer was granted equity awards effective April 4, 2016 in the form of (i) 250,000 performance share awards, (ii) an option to purchase 200,000 shares of common stock, and (iii) 50,000 restricted stock units. The performance share awards have a three-year term with payouts to be made in shares of AngioDynamics common stock at the end of the term ranging between 0 and 200% of the grant amount depending on the Company’s total shareholder return relative to a peer group of companies substantially similar to the peer group previously disclosed in connection with the Company’s prior performance share award programs. The options will vest in four equal installments beginning on the first anniversary of the grant date, have a strike price equal to the closing price of AngioDynamics’ common stock as of April 4, 2016 ($12.14) and expire, if not exercised, on April 4, 2023. The restricted stock units will vest in four equal installments beginning on the first anniversary of the grant date. Each of these three grants was granted to Mr. Clemmer as inducement equity awards in accordance with Nasdaq Listing Rule 5635(c)(4).
Base Salaries
The base salary for each named executive officer is determined at levels considered appropriate for comparable positions at similarly situated companies, while targeting the 50th percentile for total cash compensation of executives at such similarly situated companies. Adjustments to each individual’s base salary are made based on annual performance reviews with consideration given to the executive’s performance as well as his/her salary compared with the range of those listed in the aforementioned survey and our executives generally. Among the criteria used in the annual performance reviews are the work and supervisory performance of the executive, demonstrated management and leadership skills, performance to specific established personal goals, and the strengths and weaknesses that the executive demonstrates on the job.

Following are the base salary increases for the named executive officers for fiscal 2019 that were effective September 1, 2018 and for our fiscal year 2020 that will be effective August 1, 2019.

Name	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary	Percentage Increase	Fiscal 2020 Base Salary	Percentage Increase
James C. Clemmer	$650,000	$700,000	8%	$720,000	3%
Michael C. Greiner	$410,000	$422,000	3%	$440,000	4%
David D. Helsel	$315,000	$341,000	8%	$352,000	3%
Robert A. Simpson (1)	$330,000	$340,000	3%	N/A	N/A
Stephen A. Trowbridge	$327,000	$337,000	3%	$360,000	7%
(1) On May 31, 2019, Mr. Simpson notified the Company that he would leave the Company effective August 31, 2019 in order to pursue other opportunities.

Salary increases for all AngioDynamics employees averaged approximately 3% during each of our fiscal years 2019 and 2020. The salary increases for our named executive officers were within the guidelines for our employees. Mr. Clemmer’s salary increase for our fiscal Year ending May 31, 2019 included a 5% market adjustment, Mr. Trowbridge's salary increase for our fiscal Year ending May 31, 2020 included a 4% market adjustment, and Mr. Helsel’s salary increase for our fiscal Year ending May 31, 2019 included a 5% increase in connection with his role expansion to include management of our R&D function.
Annual Cash Incentives
The Compensation Committee believes that a meaningful portion of the annual compensation of each named executive officer should be in the form of annual cash incentive compensation.
For our fiscal year ended May 31, 2019, 60% of the annual cash incentive target was based upon pre-determined financial metrics and 40% of was based upon the achievement of pre-determined corporate objectives. For our named executive officers during our fiscal year ended May 31, 2019, the annual cash incentive targets were as follows: 20% based on our achievement of our pre-determined net sales target, 20% based on our achievement of our pre-determined adjusted EPS target, 20% based upon our achievement of our pre-determined free cash flow target, 20% based upon achievement of a corporate objective related to development and approval of a three-year strategic plan and 20% based upon achievement of a corporate objective related to securing FDA approval to initiate an IDE trial to study the use of NanoKnife to treat pancreatic cancer. The Compensation Committee uses net sales, adjusted EPS and free cash flow as the targets to measure financial performance because it believes these metrics are highly linked to creating long term value for shareholders. Additional compensation up to a maximum of 100% of the target incentive payment amounts may be awarded if we overachieve our annual financial targets. For our fiscal Year ended May 31, 2019, the Compensation Committee used corporate objectives related long term strategic planning and designing and securing approval for an IDE trial to study the use of NanoKnife to treat pancreatic cancer because it believed that these two objectives were directly linked to creating long term value for shareholders.
For our fiscal 2019, we achieved (A) 102% of our net sales target of $353.8 million, resulting in a payout equal to 137% of the target associated with net sales, (B) 98% of our adjusted EPS target of $0.84, resulting in a payout equal to 80% of the target associated with adjusted EPS, (C) 109% of our free cash flow target of $31.4 million, resulting in a payout equal to 119% of the target associated with free cash flow, (D) 75% of our corporate objective related to development and approval of a three-year strategic plan, and (E) 100% of our corporate objective related to securing FDA approval to initiate an IDE trial to study the use of NanoKnife to treat pancreatic cancer. In total, for our fiscal Year ended May 31, 2019, our Named Executive Officers achieved 102% of our annual cash incentive targets.
In fiscal 2019, the target incentive payment amounts and the actual payout amounts, each as a percentage of base salary, for the named executive officers were as follows:

Name	Target as a Percentage of Base Salary	Actual Payout as a Percentage of Base Salary
James C. Clemmer	100%	102%
Michael C. Greiner	65%	66%
David D. Helsel	45%	46%
Robert A. Simpson (1)	45%	46%
Stephen A. Trowbridge	45%	46%

(1) On May 31, 2019, Mr. Simpson notified the Company that he would leave the Company effective August 31, 2019 in order to pursue other opportunities.

Long-Term, Equity-Based Incentive Awards
In 2004, we adopted the AngioDynamics, Inc. 2004 Stock and Incentive Award Plan, as amended, (the "2004 Plan"). The 2004 Plan provides for the grant of incentive awards, including performance share awards, performance unit awards, restricted stock awards and restricted stock unit awards, as well as incentive and non-qualified stock options and stock appreciation rights. The Compensation Committee believes that including equity grants as a significant component of executive compensation aligns our executives’ interest with those of our shareholders. The Compensation Committee has made grants of stock options, restricted stock unit awards and performance share awards and, in the future, expects to offer other awards under the 2004 Plan in order to provide named executive officers with an opportunity to share, along with shareholders, in our long-term performance and to reward these individuals for their contribution to our performance.
Stock option and restricted stock unit grants generally are made to each named executive officer upon his or her joining AngioDynamics and satisfying the requirements for eligibility under the plan, with additional grants in the form of options, restricted stock units and performance share awards being made annually. Stock options granted under the 2004 Plan generally have a four-year vesting schedule. Stock options granted prior to May 1, 2007 or after June 1, 2017 generally expire ten years from the date of grant while stock options granted between May 1, 2007 and May 31, 2017 generally expire seven years from the date of grant. The exercise price of options granted under our plan must be at least 100% of the fair market value of the underlying stock on the date of grant. Restricted stock unit awards typically vest equally over a four-year period and are settled in shares of AngioDynamics' common stock if the employee remains active with the Company through the vesting date. Performance share awards are generally made each year, with each grant having a three-year term with payouts to be made in shares of AngioDynamics’ common stock at the end of the term depending on AngioDynamics’ total shareholder return relative to a peer group of companies with similar risk profiles to AngioDynamics. The number of shares of common stock that vest under the performance share award will be in a range of 0% to 200% of the target number of shares granted to the employee based upon AngioDynamics’ TSR percentile ranking relative to the peer group as follows:

TSR Performance Percentile Rank	Performance Share Awards as a Percent of Target
75th Percentile or above	200%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%
If the minimum level of performance (at least the 25th percentile) is achieved for the performance period, the number of shares of common stock vesting under the performance share award will be calculated linearly between each set of data points.
The peer group for performance share awards granted in fiscal 2019 is set forth in the table below.

Abiomed Inc.	Digirad Corp	Masimo Corporation
Accuray Inc.	Edwards Lifesciences Corporation	Merit Medical Systems, Inc.
AlphaTec Holdings Inc.	Endologix, Inc.	Mine Safety Appliances Company
Articure, Inc.	Haemonetics Corporation	Natus Medical Incorporated
Atrion Corporation	ICU Medical, Inc.	NuVasive, Inc.
Becton, Dickinson & Company	Insulet Corporation	Resmed Inc.
Boston Scientific Corporation	Integra Lifesciences Holdings Corporation	RTI Surgical, Inc.
Cantel Medical Corp.	Intricon Corporation	Steris Corporation
Conmed Corporation	Intuitive Surgical, Inc.	Stryker Corporation
CryoLife, Inc.	Invacare Corporation	Teleflex Incorporated
Cutera, Inc.	Lakeland Industries Inc.	Varian Medical Systems, Inc.
Dexcom, Inc.	Lemaitre Vascular, Inc.	Wright Medical
Except as described below under "Potential Payments Upon Termination or Change in Control," in the event of the named executive officer’s termination of employment, all of his or her unvested options, restricted stock units and performance share awards are generally forfeited in accordance with the provisions of the 2004 Plan and the applicable grant agreement.
The number of stock options, restricted stock units or performance share awards granted to each named executive officer is generally based upon several factors, including: (i) position with AngioDynamics; (ii) base salary; (iii) performance; and

(iv) the grants made, on average, by similarly situated companies to executives with similar responsibilities. For our fiscal year ended May 31, 2019, the Compensation Committee set targets of total long term incentive awards at 225% of base salary for the CEO, 100% of base salary for the EVP and CFO and 75% of base salary for the other named executive officers. For our fiscal year ended May 31, 2019, the total long term incentive target comprises 50% of total value from performance share awards, 25% of total value from restricted stock units and 25% of total value from options.
The Compensation Committee and the Board of Directors believe that this annual long term incentive program provides a strong pay for performance orientation while effectively incentivizing management decision making and providing appropriate retention incentives. Performance share award payouts are directly tied to AngioDynamics’ total shareholder return relative to a peer group of companies with similar risk profiles to AngioDynamics. Stock options effectively incentivize management to maximize company performance, as the value of options is directly tied to appreciation in the value of our common stock. Stock options also provide an effective retention mechanism because of the four-year vesting provisions. Restricted stock units are intended to retain key management through vesting periods, with the opportunity for capital accumulation and more predictable long-term incentive value than stock options.
For our fiscal year ended May 31, 2019, based upon the Black-Scholes valuation for our options as of July 18, 2018, the Compensation Committee granted the following options to our named executive officers as follows:

Executive Officer	Number of Options
James C. Clemmer	55,651
Michael C. Greiner	22,260
David D. Helsel	15,663
Robert A. Simpson (1)	15,126
Stephen A. Trowbridge	15,032
(1) On May 31, 2019, Mr. Simpson notified the Company that he would leave the Company effective August 31, 2019 in order to pursue other opportunities.
For our fiscal year ended May 31, 2019, based upon the closing price for our common stock as of July 18, 2018, the Compensation Committee granted the following restricted stock units for our named executive officers as follows:

Executive Officer	Number of Restricted Stock Units
James C. Clemmer	17,469
Michael C. Greiner	6,987
David D. Helsel	4,916
Robert A. Simpson (1)	4,748
Stephen A. Trowbridge	4,719
(1) On May 31, 2019, Mr. Simpson notified the Company that he would leave the Company effective August 31, 2019 in order to pursue other opportunities.
For our fiscal year ended May 31, 2019, based upon the closing price for our common stock as of July 18, 2018, the Compensation Committee granted the following performance share awards for our named executive officers with a target number of performance shares as follows:

Executive Officer	Target Number of Performance Shares
James C. Clemmer	34,938
Michael C. Greiner	13,976
David D. Helsel	9,834
Robert A. Simpson (1)	9,496
Stephen A. Trowbridge	9,437
(1) On May 31, 2019, Mr. Simpson notified the Company that he would leave the Company effective August 31, 2019 in order to pursue other opportunities.

Grants of options and restricted stock units made to our named executive officers in fiscal 2019 are set forth below in the table titled “Grants of Plan-Based Awards for fiscal 2019.”

Vesting of Fiscal 2016 Performance Share Awards
For the performance period from July 22, 2015 through July 12, 2018 associated with the performance share awards that were granted during our fiscal 2016, the Company achieved a relative TSR ranking versus the applicable peer group of the 31st percentile. As a result, 62% of Mr. Trowbridge’s fiscal 2016 grant of performance share awards vested. None of our other NEO’s were employed by AngioDynamics when these performance shares were granted.
Stock Ownership Guidelines
To further align the interests of management and shareholders, we maintain stock ownership guidelines for our senior executive officers, including our named executive officers. Our CEO is required to hold a number of shares with a value equal to three times his or her base salary, while our EVP and CFO and each of our SVPs are required to hold a number of shares with a value equal to one times his or her base salary. Employees who are hired or promoted to these management positions must acquire the required number of shares within five years. A senior executive that participates in our employee stock purchase plan at the maximum level from such senior executive’s eligibility date may count unvested restricted stock units towards his or her shareholding requirement. A senior executive that holds a number of shares less than the applicable ownership level must hold 100% of all Net Shares (as defined below) granted by the Company to be eligible for future stock option grants or other equity awards. Net Shares are all shares received pursuant to all Company equity awards excluding shares sold to cover (i) the exercise price of options and/or (ii) taxes. The Compensation Committee is mindful that each individual’s personal circumstances will affect progress toward the targeted levels of stock ownership. Senior executives who are unable to achieve or maintain the targeted level of ownership within the prescribed time period may consult with the Compensation Committee with respect to a hardship exemption. Each of our named executive officers is currently in compliance with the applicable holding requirements.
Hedging and Pledging Policy
Our Insider Trading Policy prohibits directors and employees, including named executive officers, from engaging in hedging or monetization transactions, such as zero-cost dollars and forward sale contracts, and from engaging in borrowing against AngioDynamics’ securities held in a margin account, or pledging AngioDynamics’ securities as collateral for a loan (unless the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities).
Clawback Policy
If any award (including an annual cash incentive award as well as a long term equity-based incentive award) was granted to an AngioDynamics’ executive and the Compensation Committee (or the Board of Directors) later determines that the financial results of the Company used to determine the amount of that award, or any payment under that award, whether to the executive or to the executive’s beneficiary, are materially restated and that such executive engaged in fraud or intentional misconduct with respect to the inputs to, or determination of, such financial results, the Company will seek repayment or recovery of the award, as the Board of Directors in its sole discretion determines is reasonable and appropriate, notwithstanding any contrary provision of any incentive plan. In addition, the Compensation Committee or the Board of Directors may provide that any executive and/or any award, including any shares subject to or issued under an award, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.
Perquisites
All executives of AngioDynamics are entitled to an automobile allowance of $1,200 per month ($1,500 in the case of our CEO) and we will cover the employee’s expenses for mileage or gas for company-related business.
Deferred Compensation Program
We do not sponsor or maintain any non-qualified deferred compensation programs for the benefit of any of our named executive officers.
Potential Payments upon Termination or Change in Control
Executive Severance Policy
Our named executive officers may be eligible for severance payments and benefits under our AngioDynamics Senior Executive Severance Pay Guidelines.

A senior executive may be eligible to receive severance benefits in the following situations:
•The elimination of the executive’s job or position;
•The relocation of the executive’s job or position to a location in excess of 60 miles from the current location of employment; or
•Divestment of the executive’s business or business unit, unless the acquiring/successor entity offers continuing employment that does not involve a major relocation, as described above.
A senior executive would generally not be eligible for severance benefits in the following situations:
•Terminations for performance reasons, including, but not limited to, violating work rules;
•Voluntary resignations;
•In the event of an asset or stock sale, where the executive continues employment with a successor in interest to AngioDynamics or any of either its or AngioDynamics’ subsidiaries, affiliates or joint ventures; or
•A transfer or reassignment of the executive to another location, division, subsidiary, affiliate or joint venture that does not result in relocation as described above.
In addition, severance under this policy typically will not be available to executives who have agreements with AngioDynamics, its subsidiaries and/or affiliates and joint ventures that provide for payments upon termination of employment, other than those that derive from these guidelines. To be eligible for severance pay the executive must sign a separation agreement acceptable to the Company. During our fiscal year ended May 31, 2019, in general, the following schedule for the payment of cash severance is considered appropriate:

Service Completed	Severance Payment
Less than 3 years of service	1 months' base salary
3-5 years of service	2 months' base salary
6-9 years of service	3 months' base salary
10-12 years of service	4 months' base salary
13+ years of service	6 months' base salary
The following additional consideration may be appropriate for exempt employee positions described below:
•Vice Presidents: an additional 4 months of base salary; and
•Sr. Vice Presidents: an additional 6 months of base salary.
EVPs and SVPs who report directly to the CEO are entitled to an aggregate severance benefit equal to 12 months of base salary.
In general, the CEO is eligible for a severance benefit equal to 18 months of base salary, unless a different severance benefit is set forth in an effective agreement.
The maximum severance period that will be offered under any circumstances (other than to the CEO) is 12 months.
 Payments are generally made in accordance with the Company’s regular salary payment practices, subject to modification in connection with Section 409A of the Internal Revenue Code, unless a different method is set forth in an effective agreement.
Additional benefits such as outplacement assistance, continued insurance coverage, and/or an agreement not to contest eligibility for unemployment compensation, may also be offered in a separation agreement.
Change-In-Control Arrangements
In August 2013, our Board of Directors authorized us to enter into change in control severance agreements with certain executive officers. Each agreement has a current term that expires on December 31 of each year, and will automatically renew on each immediately following January 1 for an additional one year term (unless the Company has given notice prior to such January 1 that the term will not be extended); provided however, that if a change in control occurs the term will expire no earlier than 12 calendar months after the calendar month in which such change in control occurs. A change of control is generally defined in each agreement as any of the following: (i) a person is or becomes a beneficial owner of more than 50% of our voting securities, (ii) the composition of a majority of our Board changes, (iii) we consummate a merger or consolidation (other than a transaction following which the Company’s voting securities continue to represent (by remaining outstanding or by conversion) at least 60% of the combined voting power of the Company or its successor, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person becomes a beneficial owner of more than 50% of our voting securities), or (iv) our shareholders approve a plan of liquidation or sale of substantially all of our assets. Each agreement provides, among other things, that if a change in control occurs during the term of the agreement, and the executive’s employment is terminated either by us or by the executive, other than (a) by us for cause, (b) by reason of death or disability, or (c) by the executive without good reason, such executive will receive a severance payment equal to: (A) 2.5 times his annual base salary for the CEO and 2 times the executive’s annual base salary for the EVP and CFO, SVP and GM, SVP Operations and SVP and General Counsel, (B) unpaid and prorated annual bonus amounts, and (C) earned but unused vacation time. In addition, each agreement provides that in the event that the severance and other benefits provided for in the agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either (i) delivered in full, or (ii) delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.
Payment made under each respective agreement is generally made in a lump sum within thirty days following termination subject to delay if required by Section 409A of the Internal Revenue Code.
Equity Acceleration under the 2004 Plan
Under the terms of the 2004 Plan and our applicable equity award agreements, grantees may be eligible for accelerated vesting of equity awards upon certain terminations of employment or in connection with a change in control. Outstanding stock options will become fully exercisable upon a change in control (as defined in the 2004 Plan), or upon a termination because of death or disability. Restricted stock units are eligible for prorated vesting upon a termination because of death or disability, and full vesting if a grantee is terminated without cause or resigns for good reason on or after a change in control (as defined in the 2004 Plan) or the Company experiences a terminal transaction in connection with a change in control and the restricted stock units are not assumed or substituted. Performance share awards are eligible for prorated vesting following the end of the applicable performance period upon a termination due to death, disability, or retirement based on actual performance (but based on target performance if a change in control (as defined in the applicable award agreement) follows the termination and occurs during the performance period), and full vesting (at the target level) upon a change in control that occurs during the performance period.
See the table entitled “Estimates of Potential Payments Upon Termination or Change in Control” below for estimates of the severance payments and benefits described above.
Internal Revenue Code Section 162(m) Considerations
Section 162(m) of the Internal Revenue Code generally prohibits a publicly held corporation, such as AngioDynamics, from claiming a deduction on our federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the CEO (or person acting in that capacity), CFO, and to the three most highly compensated officers other than the CEO as of the end of our fiscal year. Effective for taxable years beginning after December 31, 2017, Section 162(m)’s exemption from this deduction limit for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders) has been repealed, such that compensation paid to our covered officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
Prior to the repeal of this exemption, in general, the Compensation Committee structured awards to executive officers under the Company’s incentive programs in a manner to qualify for the exemption. However, the Compensation Committee retained the discretion to award compensation that exceeded the Section 162(m) deductibility limit and did not qualify for the exemption.
Going forward, as in previous years, the potential deductibility of compensation is only one of many considerations that the Compensation Committee will take into account when establishing the compensation paid to our named executive officers, and we believe it is important that the Compensation Committee retain flexibility and authority to grant or adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, or to attract and retain key executive talent, even if this results in the payment of compensation that is not deductible (whether by application of Section 162(m), to the extent applicable, or otherwise). Therefore, the Compensation Committee may make payments of compensation that are not deductible if, in its judgment, such payments are advisable to achieve our compensation objectives.
2018 Shareholder Advisory Vote on Executive Compensation
At our 2018 annual meeting, our shareholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2018 annual meeting. The shareholder vote in favor of our named executive officer compensation totaled approximately 95.6 percent of all votes cast, including abstentions. The Compensation Committee considered the results of the 2018 vote and views the outcome as evidence of strong shareholder support of our executive compensation decisions and policies. Accordingly, the Compensation Committee did not change its approach to executive compensation in 2019.
Compensation Policies and Practices Relating to Risk Management
Each year, the Compensation Committee reviews our compensation programs applicable to all employees and reviews and approves the compensation program applicable to executives, including the named executive officers. Based on the Compensation Committee’s review of the terms and elements of these programs, as well as our practices and policies, the Compensation Committee determined that the Company’s compensation policies and practices are appropriately designed to provide incentives for our employees without creating an inappropriate risk of excessive risk taking. Among other factors, the Compensation Committee’s compensation philosophy generally discourages excessive risk taking by, among things:
•targeting base salary at or near the 50th percentile of comparable companies, providing meaningful compensation at a fixed level;
•designing total compensation programs to comprise a meaningful amount of long-term incentive compensation;
•balancing the composition of the Company’s long-term incentive program to include time based restricted stock units and stock options to go along with performance shares;
•capping the total payout of short-term cash incentive opportunities; and
•adopting a code of ethics and business conduct applicable to all employees and directors.
In addition, the Company’s 2004 Stock and Incentive Award Plan, as amended, includes clawback provisions that provide that any award (including annual cash incentive awards as well as long term equity-based incentive awards) granted to an executive are subject to repayment if the Compensation Committee or the Board of Directors later determines that the financial results of the Company upon which such awards were based are materially restated and such executive engaged in fraud or intentional misconduct in connection with such financial results. See Clawback Policy set forth in this Compensation Discussion and Analysis.
Based on the Compensation Committee’s review, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board of Directors evaluates and makes recommendations to the Board of Directors regarding the compensation of the CEO and approves the compensation of our other named executive officers. The Compensation Committee also administers all executive compensation programs, incentive compensation plans and equity-based plans and all other compensation and benefit programs currently in place. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
Eileen O. Auen (Chairman)
Jeffrey G. Gold
Kevin J. Gould
Karen A. Licitra

Summary Compensation Table for Fiscal 2019
The following table sets forth information concerning the compensation for services, in all capacities for our fiscal year ended May 31, 2019 of (i) our CEO, (ii) our EVP and CFO, and (iii) those persons who were, at the end of fiscal 2019, our three most highly compensated executive officers other than our CEO and CFO.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)(4)	Total ($)
James C. Clemmer	2019	686,575	—	1,198,199	365,238	714,000	—	37,478	3,001,490
President, CEO	2018	643,269	—	1,418,527	366,586	273,000	—	41,239	2,742,621
	2017	625,000	—	351,559	351,713	490,625	—	18,962	1,837,859
Michael C. Greiner (5)	2019	418,989	—	479,286	146,092	279,786	—	31,212	1,355,365
EVP, CFO	2018	399,231	—	397,676	102,769	111,930	—	31,431	1,043,037
	2017	280,346	100,000	612,900	452,970	177,600	—	47,310	1,671,126
David D. Helsel (6)	2019	333,945	—	337,236	102,796	156,519	—	27,766	958,262
SVP, Global Operations and R&D	2018	133,481	—	410,300	252,110	24,846	—	6,092	826,829
Robert A. Simpson (7)	2019	337,235	—	325,665	99,272	156,060	—	32,674	950,906
SVP and GM, Peripheral Vascular	2018	330,000	—	240,057	62,038	62,370	—	124,204	818,669
	2017	100,269	—	839,250	243,015	39,600	—	5,830	1,227,964
Stephen A. Trowbridge	2019	333,888	—	323,652	98,655	154,683	—	30,521	941,399
SVP and General Counsel	2018	323,342	—	237,874	61,476	61,751	—	34,173	718,616
	2017	311,695	—	213,059	57,213	113,097	—	23,050	718,114

(1)
Stock Awards: The stock awards column represents aggregate grant date fair value of restricted stock unit awards and performance share awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. Accordingly, the grant date fair value of restricted stock units was determined by multiplying the number of restricted stock units by the closing stock price on the date of grant, while the grant date fair value of performance share awards was determined using a Monte Carlo simulation. The assumptions used in the valuation of stock-based awards are discussed in Note 15 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2019. The table below shows the grant date fair value of the performance share awards included in the stock awards column for each year, and the maximum grant date value assuming that the highest level of performance conditions was achieved:

	Performance Shares
Name	Grant Date	Grant Date Fair Value	Maximum Grant Date Value
James C. Clemmer	7/18/2018	$999,926	$1,999,852
	7/26/2017	$1,052,905	$2,105,810
	4/1/2016	$4,240,000	$8,480,000
Michael C. Greiner	7/18/2018	$399,993	$799,986
	7/26/2017	$295,182	$590,364
	8/18/2016	$452,200	$904,400
David D. Helsel	7/18/2018	$281,449	$562,898
	12/18/2017	$238,300	$476,600
Robert A. Simpson	7/18/2018	$271,776	$543,552
	7/26/2017	$178,177	$356,354
	7/27/2016	$678,300	$1,356,600
Stephen A. Trowbridge	7/18/2018	$270,087	$540,174
	7/26/2017	$176,556	$353,112
	7/27/2016	$155,873	$311,746

(2)
Option Awards: The option awards column represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model. The assumptions used in the valuation of stock-based awards are discussed in Note 15 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2019.

(3)	For each of the Named Executive Officers, the amounts reported in Non-Equity Incentive Plan Compensation include the payments under our fiscal 2019 annual cash incentive program, as described above under “Annual Cash Incentives.”
(4)	For each of the Named Executive Officers, the amounts reported in All Other Compensation include amounts we contributed as matching contributions under the 401(k) Plan, car allowance and reimbursement for relocation expenses in connection with commencement of employment and are provided in the table below:

Name	Fiscal Year	401(k) Match ($)	Car Allowance ($)	Relocation ($)	Total All Other Compensation ($)
James C. Clemmer	2019	19,478	18,000	—	37,478
	2018	23,239	18,000	—	41,239
	2017	962	18,000	—	18,962
Michael C. Greiner	2019	16,812	14,400	—	31,212
	2018	17,031	14,400	—	31,431
	2017	—	10,911	36,399	47,310
David D. Helsel	2019	8,650	14,400	4,716	27,766
	2018	—	6,092	—	6,092
Robert A. Simpson	2019	18,274	14,400	—	32,674
	2018	6,854	14,400	102,950	124,204
	2017	—	4,375	1,455	5,830
Stephen A. Trowbridge	2019	16,121	14,400	—	30,521
	2018	16,506	17,667	—	34,173
	2017	15,737	7,313	—	23,050

(5)	Mr. Greiner joined the Company on August 18, 2016.
(6)	Mr. Helsel joined the Company on December 18, 2017.
(7)	Mr. Simpson joined the Company on February 7, 2017. On May 31, 2019, Mr. Simpson notified the Company that he would leave the Company effective August 31, 2019 in order to pursue other opportunities.
(

Grants of Plan-Based Awards for Fiscal 2019
The following table provides information with respect to options to purchase shares of Common Stock, restricted stock units and performance awards granted to the named executive officers in fiscal 2019 pursuant to the 2004 Stock and Incentive Award Plan.

Name	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards ($)(5)
		Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James C. Clemmer	—	70,000	700,000	1,400,000	—	—	—	—	—	—	—
	7/18/2018	—	—	—	17,469	34,938	69,876	—	—	—	832,573
	7/18/2018	—	—	—	—	—	—	17,469	—	—	365,626
	7/18/2018	—	—	—	—	—	—	—	55,651	20.93	365,238
Michael C. Greiner	—	27,430	274,300	548,600	—	—	—	—	—	—	—
	7/18/2018	—	—	—	6,988	13,976	27,952	—	—	—	333,048
	7/18/2018	—	—	—	—	—	—	6,988	—	—	146,238
	7/18/2018	—	—	—	—	—	—	—	22,260	20.93	146,092
David D. Helsel	—	15,345	153,450	306,900	—	—	—	—	—	—	—
	7/18/2018	—	—	—	4,917	9,834	19,668	—	—	—	234,344
	7/18/2018	—	—	—	—	—	—	4,917	—	—	102,892
	7/18/2018	—	—	—	—	—	—	—	15,663	20.93	102,796
Robert A. Simpson	—	15,300	153,000	306,000	—	—	—	—	—	—	—
	7/18/2018	—	—	—	4,748	9,496	18,992	—	—	—	226,290
	7/18/2018	—	—	—	—	—	—	4,748	—	—	99,376
	7/18/2018	—	—	—	—	—	—	—	15,126	20.93	99,272
Stephen A. Trowbridge	—	15,165	151,650	303,300	—	—	—	—	—	—	—
	7/18/2018	—	—	—	4,719	9,437	18,874	—	—	—	224,884
	7/18/2018	—	—	—	—	—	—	4,917	—	—	98,769
	7/18/2018	—	—	—	—	—	—	—	15,032	20.93	98,655

(1)	The amounts shown under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” represent the threshold, target, and maximum amounts payable under our fiscal 2018 annual cash incentive program, as described above under “Annual Cash Incentives.”
(2)	Grant Date pertains to the fiscal 2019 stock option, restricted stock unit, and performance share awards.
(3)	Threshold represents the minimum amount earned if one of the financial metrics under the plan on which 20% of the bonus is based were achieved at the minimum level needed for any payment.
(4)	In accordance with the terms of the 2004 Plan, these options were granted at 100% of the closing market price on the date of grant, or if such date was not a trading day, the average of the high and low sale prices of our common stock on the most recent prior trading day. These options have a ten-year term. Generally, all options become exercisable as to 25% of the shares on each of the first four anniversary dates of the date of grant.
(5)
Represents grant-date fair value based on FASB ASC 718 for fiscal 2019 equity grants. The assumptions used in the valuation of stock-based awards are discussed in Note 15 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2019.

Outstanding Equity Awards at Fiscal 2019 Year-End
The following table summarizes the number of securities underlying outstanding equity awards for the named executive officers on May 31, 2019.

	Option Awards (1)					Stock Awards (2)
		Number of Securities Underlying Unexercised Options (#)					Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number (#)(3)	Market Value ($)	Grant Date	Number (#)(4)	Market or Payout Value ($)
James C. Clemmer	4/4/16	150,000	50,000	12.14	4/4/23	4/4/16	12,500	234,875	4/1/16	250,000	4,697,500
	7/27/16	37,322	37,320	16.59	7/27/23	7/27/16	10,596	199,099	7/26/17	44,184	830,217
	7/26/17	19,407	58,220	16.55	7/26/27	7/26/17	16,569	311,332	7/18/18	34,938	656,485
	7/18/18	—	55,651	20.93	7/18/28	7/18/18	17,469	328,243
Michael C. Greiner	8/18/16	50,000	50,000	16.07	8/18/23	8/18/16	5,000	93,950	8/18/16	20,000	375,800
	7/26/17	5,441	16,321	16.55	7/26/27	7/26/17	4,645	87,280	7/26/17	12,387	232,752
	7/18/18	—	22,260	20.93	7/18/28	7/18/18	6,987	131,286	7/18/18	13,976	262,609
David D. Helsel	12/18/17	12,500	37,500	17.20	12/18/27	12/18/17	7,500	140,925	12/18/17	10,000	187,900
	7/18/18	—	15,663	20.93	7/18/28	7/18/18	4,916	92,372	7/18/18	9,834	184,781
Robert A. Simpson	1/31/17	25,000	25,000	16.10	1/31/24	1/31/17	5,000	93,950	1/31/17	30,000	563,700
	7/26/17	3,285	9,852	16.55	7/26/27	7/26/17	2,805	52,706	7/26/17	7,477	140,493
	7/18/18	—	15,126	20.93	7/18/28	7/18/18	4,748	89,215	7/18/18	9,496	178,430
Stephen A. Trowbridge	8/6/13	17,470	—	11.92	8/6/20	7/22/15	1,076	20,218	7/27/16	6,894	129,538
	7/25/14	13,625	—	14.07	7/25/21	7/27/16	1,724	32,394	7/26/17	7,409	139,215
	7/22/15	11,069	3,689	15.95	7/22/22	7/26/17	2,779	52,217	7/18/18	9,437	177,321
	7/27/16	6,072	6,070	16.59	7/27/23	7/18/18	4,719	88,670
	7/26/17	3,255	9,763	16.55	7/26/27
	7/18/18	—	15,032	20.93	7/18/28

(1)	Stock options vest 25% on each of the first four anniversaries following the grant date.
(2)	The value of restricted stock units and performance share awards is determined using the closing price of our common stock on May 31, 2019 ($18.79).
(3)	Restricted stock units vest 25% on each of the first four anniversaries following the grant date.
(4)	Performance share awards vest on the three-year anniversary of the grant date, subject to achievement of performance metrics. The performance share awards in this table reflect the target number of shares that were granted.

Option Exercises and Stock Vested for Fiscal 2019
The following table summarizes the stock option exercises and shares vested by the named executive officers during our fiscal year ended May 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James C. Clemmer	—	—	23,321	521,201
Michael C. Greiner	—	—	4,048	88,970
David D. Helsel	—	—	2,500	51,325
Robert A. Simpson	—	—	3,434	73,186
Stephen A. Trowbridge	—	—	11,354	237,796

Estimates of Potential Payments Upon Termination or Change in Control
The following discussion estimates the potential payments to Messrs. Clemmer, Greiner, Simpson, Helsel and Trowbridge under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment as described above under “Potential Payments Upon Termination or Change in Control,” in each case assuming the termination date was May 31, 2019, and where applicable, using the closing market price of our common stock of $18.79 per share on that date (as reported on Nasdaq).

Name	Severance Amount	Prorated Bonus	Accelerated Vesting of Stock Options (1)	Restricted Stock Unit and Performance Share Vesting (2)	Total (3)
James C. Clemmer
Termination without Cause	$700,000	$—	$—	$—	$700,000
Death	$—	$—	$545,017	$5,568,055	$6,113,072
Disability	$—	$—	$545,017	$5,568,055	$6,113,072
Retirement	$—	$—	$—	$5,034,900	$5,034,900
Change in Control (No Termination)	$—	$—	$545,017	$—	$545,017
Change in Control + Qualified Termination	$1,750,000	$714,000	$545,017	$7,257,750	$10,266,767
Michael C. Greiner
Termination without Cause	$422,000	$—	$—	$—	$422,000
Death	$—	$—	$172,559	$691,612	$864,171
Disability	$—	$—	$172,559	$691,612	$864,171
Retirement	$—	$—	$—	$559,667	$559,667
Change in Control (No Termination)	$—	$—	$172,559	$—	$172,559
Change in Control + Qualified Termination	$844,000	$279,786	$172,559	$1,183,676	$2,480,021
David D. Helsel
Termination without Cause	$341,000	$—	$—	$—	$341,000
Death	$—	$—	$59,625	$209,214	$268,839
Disability	$—	$—	$59,625	$209,214	$268,839
Retirement	$—	$—	$—	$140,059	$140,059
Change in Control (No Termination)	$—	$—	$59,625	$—	$59,625
Change in Control + Qualified Termination	$682,000	$156,519	$59,625	$605,978	$1,504,122
Robert A. Simpson
Termination without Cause	$340,000	$—	$—	$—	$340,000
Death	$—	$—	$89,443	$671,401	$760,844
Disability	$—	$—	$89,443	$671,401	$760,844
Retirement	$—	$—	$—	$573,854	$573,854
Change in Control (No Termination)	$—	$—	$89,443	$—	$89,443
Change in Control + Qualified Termination	$680,000	$156,060	$89,443	$1,118,494	$2,043,997
Stephen A. Trowbridge
Termination without Cause	$337,000	$—	$—	$—	$337,000
Death	$—	$—	$45,700	$341,401	$387,101
Disability	$—	$—	$45,700	$341,401	$387,101
Retirement	$—	$—	$—	$256,673	$256,673
Change in Control (No Termination)	$—	$—	$45,700	$—	$45,700
Change in Control + Qualified Termination	$674,000	$154,683	$45,700	$639,574	$1,513,957

(1)
Amounts in the “Accelerated Vesting of Stock Options” column represent the value of the number of each named executive officer’s in-the-money stock option awards that would have been eligible for accelerated or continued vesting upon a termination and/or change in control occurring on May 31, 2019, calculated by multiplying the number of shares underlying such in-the-money unvested stock options held by each named executive officer by the difference between that option’s exercise price and $18.79 (the closing price of our common stock on May 31, 2019, as reported on Nasdaq). See the discussion above under “Potential Payments Upon Termination or Change in Control-Equity Acceleration under the 2004 Plan” for a description of the applicable vesting provisions.

(2)
Amounts in the “Restricted Stock Unit and Performance Share Vesting” column represent the value of the number of each named executive officer’s restricted stock units and performance share awards that would have been eligible for accelerated or continued vesting upon a termination and/or change in control occurring on May 31, 2019, calculated by multiplying the number of such restricted stock units and target number of performance share awards by $18.79 (the closing price of our common stock on May 31, 2019, as reported on Nasdaq), with proration in the applicable circumstances. See the discussion above under “Potential Payments Upon Termination or Change in Control-Equity Acceleration under the 2004 Plan” for a description of the applicable vesting provisions.

(3)	The totals shown here do not take into account the application of any “best-after-tax” cutback that may apply if an executive’s payments would otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
(4)	On May 31, 2019, Mr. Simpson notified the Company that he would leave the Company effective August 31, 2019 in order to pursue other opportunities.
Employees, including named executive officers, are not generally entitled to any benefits upon termination for cause. All unvested stock options, restricted stock units, and performance share awards, as well as all vested but unexercised stock options are forfeited as of the date of termination for cause.
CEO Pay Ratio
The following information about the relationship of the annual total compensation of our employees and the annual total compensation of for the CEO Jim Clemmer, for the fiscal year ended May 31, 2019 is set forth below as required by Section 953(b) of Dodd-Frank and the applicable rules of the SEC.
•the median of the annual total compensation of all AngioDynamics’ employees (other than Mr. Clemmer) was $45,490; and
•the annual total compensation of Mr. Clemmer as reported in the “Total” column of the Summary Compensation Table in this Proxy Statement was $3,001,490.
Based on this information, the ratio of Mr. Clemmer’s annual total compensation for the fiscal year ended May 31, 2019 to the median of the annual total compensation of all AngioDynamics’ employees is 66 to 1. The Company believes this ratio is a reasonable estimate based on AngioDynamics’ specific employee demographics and compensation and was calculated in accordance with applicable rules of the SEC. The pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
In calculating our 2019 CEO pay ratio, we calculated the annual total compensation (annual taxable compensation) for all employees of the Company (other than the CEO) for the fiscal year ended May 31, 2019. We believe that annual total compensation is a consistently applied compensation measure and appropriate for determining the median-paid employee. We annualized the compensation of all employees who were hired during our fiscal year ended May 31, 2019 but did not work for AngioDynamics for the entire fiscal year and converted annual compensation paid to our international employees into U.S. Dollars.

Director Compensation Table
The following table sets forth the fees, awards and other compensation paid to or earned by our directors (other than named executive officers) for the fiscal year ended May 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Howard W. Donnelly	110,000	132,006	242,006
Jeffrey G. Gold	72,171	132,006	204,177
Kevin J. Gould	68,159	132,006	200,165
Wesley E. Johnson, Jr.	76,000	132,006	208,006
Steven R. LaPorte (2)	24,293	—	24,293
Dennis S. Meteny	80,000	132,006	212,006
Eileen Auen	71,183	132,006	203,189
Jan Stern Reed	69,341	132,006	201,347

(1)	Represents grant-date fair value based on FASB ASC 718.
(2)	Mr. LaPorte retired from our Board effective October 10, 2018.

Director Compensation Program During the Fiscal Year Ended May 31, 2019
For fiscal 2019, following consultation with Steven Hall Partners, the Nominating, Compliance and Corporate Governance Committee’s independent compensation consultant, we provided our directors (who are not our employees) with the following compensation: Directors received an annual retainer of $55,000. The Chairman of the Board of Directors received an additional annual retainer of $55,000. The Chairman of the Audit Committee received an additional annual retainer of $25,000, the Chairman of the Compensation Committee received an additional annual retainer of $17,500, and the Chairman of the Nominating, Compliance and Corporate Governance Committee received an additional annual retainer of $11,000. Members of the Audit Committee receive an additional annual retainer of $10,000, members of the Compensation Committee received an additional annual retainer of $7,500 and members of the Nominating Committee received an additional retainer of $5,000.
Directors who are not our employees also received an annual equity grant, wholly comprising restricted stock units, vesting one year from the grant date, with a grant-date fair value equal to $132,000. For fiscal 2020, following consultation with Meridian Compensation Partners, directors who are not our employees will receive an annual equity grant, wholly comprising restricted stock units, vesting one year from the grant date, with a grant-date fair value equal to $152,000.
We also reimburse directors who are not our employees for reasonable travel and other related expenses incurred to attend board and committee meetings.
Directors who are our employees receive no additional compensation for their services as directors.
Stock Ownership Guidelines for Board of Directors
To further align the interests of our Board of Directors and shareholders, we maintain stock ownership guidelines for the Board of Directors. Under these guidelines, which were revised during the fiscal year ended May 31, 2019, each member of our Board of Directors is required to hold shares equal in value to three times the base cash retainer of $55,000. New members of the Board of Directors are allowed 36 months from the time they join the Board to acquire the required number of shares. Each member of our Board of Directors is currently in compliance with the applicable holding requirement.

PROPOSAL 2- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP, independent certified public accountants, as our Company’s independent registered public accounting firm for the fiscal year ending May 31, 2020. The Audit Committee has directed that the appointment of Deloitte & Touche LLP be submitted to our shareholders for ratification due to the significance of their appointment to us. If our shareholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.
The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2020, must be approved by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.
Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2020.

AUDIT MATTERS
Audit Committee Report
During our fiscal year ended May 31, 2019, the members of the Audit Committee were Dennis S. Meteny, Jeffrey G. Gold, Wesley E. Johnson, Jr., and Jan Stern Reed. Each member of the Audit Committee has been determined by the Board of Directors (the “Board”) to be independent under the listing standards of The Nasdaq Stock Market LLC. The Audit Committee operates under a written Audit Committee Charter, which was adopted by the Board of Directors in February 2004, and revised and approved by the Board of Directors in May 2006, May 2009, October 2010, January 2015 and January 2019. The Audit Committee Charter is available on our website at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters” caption.
Management of the Company is responsible for internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and effectiveness of internal controls in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee is charged with the duty to monitor and oversee these processes.
Pursuant to the Charter, the primary responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements, financial reporting process, system of internal controls over financial reporting, and audit process; (ii) the Company’s compliance with, and process for monitoring compliance with, legal and regulatory requirements, in coordination with the Nominating, Compliance and Corporate Governance Committee; (iii) the independent auditor's quarterly reviews, qualifications and independence; and (iv) the performance of the Company’s internal audit; and (v) policies and procedures for risk assessment and risk management. The quarterly reviews include discussions by management and the independent registered public accounting firm with the Audit Committee. The Audit Committee must also pre-approve all audit and permitted non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee has the authority to select, determine the compensation paid to, and replace the Company’s independent registered public accounting firm. PricewaterhouseCoopers LLP was the Company's auditor for the first quarter of fiscal 2017. The Audit Committee selected Deloitte & Touche LLP starting in the second quarter of fiscal 2017 as the Company’s independent registered public accounting firm. During the fiscal year ended May 31, 2019, Deloitte & Touche LLP acted as, and continues to act as, the Company’s auditor.
The Charter provides that the Audit Committee shall always consist of not less than three members, all of whom must be independent directors. No member of the Audit Committee may serve on the Audit Committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Audit Committee, and discloses this determination in the proxy statement. To carry out its responsibilities, the Audit Committee met eight times, either in person or by telephone, during fiscal 2019.
Prior to the issuance of the fiscal 2019 financial statements, the Audit Committee met with management and with Deloitte & Touche LLP to review the financial statements and to discuss significant accounting issues and policies. Management advised the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee’s review included discussion with Deloitte & Touche LLP of matters that are required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, or PCAOB.
The Audit Committee discussed with Deloitte & Touche LLP matters relating to Deloitte & Touche LLP's independence, including the written disclosures and the letters provided by Deloitte & Touche LLP to the Audit Committee as required by applicable requirements of the PCAOB. Deloitte & Touche LLP informed the Audit Committee in writing that they were independent with respect to the Company within the regulations promulgated by the Securities and Exchange Commission and the requirements of the PCAOB. The Audit Committee has concluded that Deloitte & Touche LLP are independent of the Company and its management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination and the evaluation of the Company’s internal controls.
On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Dennis S. Meteny Chairman
Jeffrey G. Gold
Wesley E. Johnson
Jan Stern Reed
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (hereinafter referred to as the Exchange Act), except to the extent that we specifically incorporate the Audit Committee Report by reference therein.
Principal Accounting Fees and Services
The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended May 31, 2019 and May 31, 2018, for inclusion in our Annual Reports on Form 10-K for the fiscal years ended May 31, 2017 and May 31, 2016, reviews of quarterly financial statements, and fees paid in those periods for other services rendered by Deloitte & Touche LLP and PricewaterhouseCoopers LLP, in thousands:

	2019	2018
Audit Fees - Deloitte & Touche LLP	$1,293	$1,094
Audit Fees - PricewaterhouseCoopers LLP	9	18
Tax Fees - Deloitte & Touche LLP	30	—
Other Fees - Deloitte & Touche LLP	2	—
	$1,334	$1,112
All fees shown in the table were related to services that were approved by the Audit Committee.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.
In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3.
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis, assisting with coordination of execution of tax related activities, primarily in the area of corporate tax planning, supporting other tax-related regulatory requirements and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm.
Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm services within each category. The fees are budgeted in the Company’s annual operating budget. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 3-ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short and long-term in a cost-effective manner to the Company. We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.
Shareholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement that discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which describe the compensation of our named executives in fiscal 2019.
In accordance with Section 14A of the Exchange Act, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, shareholders will be asked at the Annual Meeting to approve the following advisory resolution:
Adoption of Proposal No. 3
RESOLVED, that the shareholders of AngioDynamics, Inc. approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the related disclosure contained in this proxy statement.
This advisory vote is not binding. Although non-binding, the Compensation Committee will consider the outcome of the advisory vote when making future decisions regarding our executive compensation programs.
The Board of Directors, taking into account the advisory vote of our shareholders at the 2017 Annual Meeting of Shareholders, has approved an annual frequency for shareholder votes to approve the compensation of our named executive officers. As a result, unless the Board determines otherwise, the next such vote will be held at the Company’s 2020 Annual Meeting of Shareholders and on an annual basis thereafter.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
There were no related party transactions pursuant to Item 404 of Regulation S-K during our fiscal year ended May 31, 2019.
Policy on Related Party Transactions
On July 27, 2007, the Board of Directors approved a Related Person Transaction Policy. The policy defines “Related Person Transaction” as certain transactions, arrangements or relationships in which the Company participates, the amount exceeds $50,000 and certain related persons have a material interest. Under the policy, any potential Related Person Transaction, including for example the purchase of goods or services, guarantees of indebtedness or employment, must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Audit Committee at a subsequent Audit Committee meeting. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account a number of factors, including the related person’s interest and approximate dollar amount of the transaction, as well as, whether the transaction occurred in the ordinary course of business or through a competitive bid process. On an annual basis, the Audit Committee will review and assess ongoing Related Person Transactions to determine whether the relationships remain appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by us, or on written representations from certain reporting persons that no reports were required for such persons, we believe that, during the fiscal year ended May 31, 2019, all of our executive officers, directors and 10% shareholders complied with all Section 16 filing requirements.

ANNUAL REPORT
Any AngioDynamics shareholder may obtain without charge additional copies of our annual report on Form 10-K for the fiscal year ended May 31, 2019 (without exhibits), as filed with the SEC, by writing to:
General Counsel
AngioDynamics, Inc.
14 Plaza Drive
Latham, New York 12110

SHAREHOLDER PROPOSALS AND NOMINATIONS
Under Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next Annual Meeting of Shareholders. To be eligible for inclusion in our 2020 proxy statement, your proposal must be received by us no later than May 7, 2020 and must otherwise comply with Rule 14a-8. While the Board of Directors will consider shareholder proposals, we reserve the right to omit from our proxy statement shareholder proposals that we are not required to include under the Exchange Act, including under Rule 14a-8.
In addition, our By-Laws contain an advance notice provision with respect to matters to be brought before an Annual Meeting of Shareholders, including nominations for directors, and not included in our proxy statement. If you would like to nominate a director or bring any other business before the shareholders at the 2020 Annual Meeting, you must comply with the procedures contained in the By-Laws and you must notify us in writing, and such notice must be delivered to or received by our Secretary no earlier than June 17, 2020 and no later than July 17, 2020. However, if the fiscal 2020 Annual Meeting is called for a date that is not within 25 days before or after October 17, 2020, notice must be received by our Secretary no later than the later of (i) the close of business on the 90th day before the 2020 Annual Meeting and (ii) the close of business on the 10th day following the day on which notice of the 2020 Annual Meeting was mailed to shareholders or public disclosure of the date of the 2020 Annual Meeting was made, whichever first occurs.
You may write to our Secretary at our principal executive office, 14 Plaza Drive, Latham, New York 12110, to deliver the notices discussed above and to request a copy of the relevant By-Law provisions regarding the requirements for making shareholder proposals and nominations of directors.

OTHER MATTERS
As of the date of this proxy statement, we know of no matters other than those set forth herein that will be presented for consideration at the meeting. If any other matter or matters are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

angiodynamics

ANGIODYNAMICS, INC.
14 Plaza Drive
Latham, NY 12110
ATTN: STEPHEN A. TROWBRIDGE

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Kevin J. Gould 02 Dennis S. Meteny 03 Michael E. Tarnoff

02 0000000000

The Board of Directors recommends you vote FOR proposals 2. and 3..

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as AngioDynamics independent registered public accounting firm for the fiscal year ending May 31, 2020.	☐	☐	☐
3. Say-on-Pay - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000428478_1 R1.0.1.18

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

angiodynamics

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

ANGIODYNAMICS, INC.
Annual Meeting of Stockholders
October 15, 2019 12:00 P.M., local time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James C. Clemmer and Michael C. Greiner, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANGIODYNAMICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 12:00 p.m., local time on 10/15/2019, at the Saratoga Arms Hotel, 497 Broadway, Saratoga Springs, NY 12866, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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